UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

April 14, 2016

Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Tuesday, May 24, 2016, beginning at 9:00 a.m. Pacific Daylight Time at the Hilton Garden Inn Reno located at 9920 Double R Blvd., Reno, Nevada.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 28, 2016 are entitled to vote at the 2016 Annual Meeting of Stockholders.
As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect three Directors for a three-year term expiring in 2019, (ii) vote on a non-binding resolution to approve the compensation paid to the Company's Named Executive Officers, and (iii) ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2016.
Employers Holdings, Inc.'s Annual Report for the year ended December 31, 2015 is available at www.ematerials.com/eig.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.
Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You can revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary.
I look forward to seeing you at the Annual Meeting on May 24, 2016.

Sincerely,
Robert J. Kolesar
Chairman of the Board

America's small business insurance specialist.®

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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Tuesday, May 24, 2016

The 2016 Annual Meeting of Stockholders of Employers Holdings, Inc. (the “Company”) will be held on Tuesday, May 24, 2016, beginning at 9:00 a.m. Pacific Daylight Time at the Hilton Garden Inn Reno located at 9920 Double R Blvd., Reno, Nevada for the following purposes:

1.	To elect three Class I Directors to serve until the 2019 Annual Meeting of Stockholders;

2.	To hold an advisory (non-binding) vote to approve the compensation paid to the Company's Named Executive Officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for the fiscal year ending December 31, 2016; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only holders of the Company's common stock as of the close of business on March 28, 2016 have the right to receive notice of and to vote at the 2016 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.
By Order of the Board of Directors,
Lenard T. Ormsby
Executive Vice President, Secretary and Chief Legal Officer

April 14, 2016
YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES IN PERSON BY BALLOT AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING A SIGNED AND DATED PROXY CARD.

America's small business insurance specialist.®

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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

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2016 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
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Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Tuesday, May 24, 2016
Place	Hilton Garden Inn Reno 9920 Double R Blvd. Reno, Nevada 89521
Record date	March 28, 2016
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
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Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR THE DIRECTOR NOMINEES	3
Other Management Proposals:
Advisory (non-binding) vote to approve executive compensation	FOR	14
Ratification of Ernst & Young LLP as independent auditor for 2016	FOR	17
Transact other business that properly comes before the meeting
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Board Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	BGNC	FC	CC	EC
Michael D. Rumbolz	61	2005	Senior Executive	Yes				•	•
James R. Kroner	54	2013	Director and Consultant	Yes			•		•
Michael J. McSally	58	2013	Non-executive Chairman	Yes	•	•

AC	Audit Committee	CC	Compensation Committee
FC	Finance Committee	EC	Executive Committee
		BGNC	Board Governance & Nominating Committee

Attendance	In 2015, each of our directors attended at least 75% of the Board of Directors (the "Board") and committee meetings on which he or she sits.

Director Elections	Each director nominee is elected by a plurality of votes cast.
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Management Proposals

1.
Advisory Resolution to Approve Named Executive Officer Compensation. We are asking stockholders to approve, on an advisory (non-binding) basis, our named executive officer ("NEO") compensation. The Board recommends a FOR vote because it believes that our compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders by rewarding performance for achievement of financial goals, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.

2.
Ratification of Selection of Independent Registered Public Accounting Firm. As a matter of good governance, we are asking stockholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2016. The Board recommends a FOR vote ratifying the selection of Ernst & Young LLP as our independent auditors for 2016.

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2015 Compensation Actions

•
Continued Emphasis on Performance Shares: To align a significant portion of our compensation with performance, our long-term incentive program is heavily weighted toward performance shares and weighted less toward stock options and restricted stock units ("RSUs"). We revised the structure of our long-term incentive program in 2015 by introducing a new performance metric for our performance shares, operating return on adjusted shareholders’ equity ("OROE"). OROE performance is measured relative to a pre-established performance goal. Previously, performance shares were based on the Company’s combined ratio compared to that of a group of private carriers. The new metric was chosen because we believe that (1) it will encourage management to focus on multiple performance objectives, including operating performance and capital management, that are critical to creating shareholder value over a sustained period of time, and (2) it is readily understood by management and is simpler and more transparent than many other commonly used performance goals, and therefore it will more effectively motivate our executives and will help us retain them. Performance shares are earned after three years: a two-year performance period for OROE (one year shorter than in prior years), plus a one-year vesting requirement which follows the two-year performance period. As in 2014, performance shares represented 55% of the target equity value granted to our NEOs under our long-term incentive program.

•
Used a More Diversified Mix of Performance Metrics: As mentioned above, we introduced a new metric, OROE, replacing combined ratio for our performance shares, so that our performance shares now use a different metric from our annual cash bonus, which has a metric of Adjusted GAAP Combined Ratio.

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Executive Compensation Elements

•	Base salary

•	Annual cash bonuses

•	Long-term incentives (performance shares, stock options and RSUs)

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment
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Other Key Compensation Features

•	Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•
Reasonable Perquisites and Benefits: We continue to provide a program that follows good compensation governance by providing our NEOs with limited perquisites and benefits consistent with our peer group.

•	Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs.

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

•
Long-term Vesting and Performance Requirements: Our 2015 awards of stock options and RSUs were granted with annual vesting over a four-year period, and our 2015 performance share awards cover a two-year performance period plus an additional one-year vesting period.

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.

•	Hedging and Pledging Restrictions: We have policies restricting our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan (as defined below).
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2015 Named Executive Officers

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	Terry Eleftheriou, Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)

•	Lenard T. Ormsby, EVP, Chief Legal Officer (“CLO”)

•	Stephen V. Festa, EVP, Chief Operating Officer (“COO”)

•	John P. Nelson, EVP, Chief Administrative Officer (“CAO”)
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2015 Summary Compensation

Name and Principal Position	Salary($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer	927,569	—	2,013,488	199,906	1,368,000	—	63,777	4,572,740
Terry Eleftheriou Executive Vice President and Chief Financial Officer	466,590	—	556,600	59,514	495,000	—	93,412	1,671,116
Lenard T. Ormsby Executive Vice President and Chief Legal Officer	485,708	—	556,600	59,514	500,500	—	40,301	1,642,623
Stephen V. Festa Executive Vice President and Chief Operating Officer	488,299	—	563,860	60,277	500,500	—	36,471	1,649,407
John P. Nelson Executive Vice President and Chief Administrative Officer	354,501	—	481,580	51,884	355,000	—	46,631	1,289,596
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EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
PROXY STATEMENT
This Proxy Statement, the accompanying proxy card and the 2015 Annual Report to stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 14, 2016 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2016 Annual Meeting of Stockholders to be held on Tuesday, May 24, 2016, and any postponement(s), adjournment(s), or other delay(s) thereof (the “Annual Meeting”). All holders of Employers Holdings common stock, par value $0.01 per share (the “common stock”), as of the close of business on March 28, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 32,449,617 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about April 14, 2016, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
If you own shares of common stock held in “street name” by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a bank or broker holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm is the only proposal at the Annual Meeting that is considered routine. If your shares are held in “street name” and you wish to attend the Annual Meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the Record Date in order to be admitted to the Annual Meeting. If you hold your shares in "street name" and wish to vote by ballot at the Annual Meeting, you must bring a "legal proxy" from your bank or broker.
Directors are elected by a plurality of the votes cast. In the election of Directors, broker non-votes will be disregarded and have no effect on the outcome of the vote.

Approval of the non-binding vote to approve the compensation paid to the Company's Named Executive Officers requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board of Directors. For the non-binding vote to approve the compensation paid to the Company's Named Executive Officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
You may vote your shares in any of the following ways:

•	by telephone at 1-866-883-3382 anytime before 11:59 p.m., Central Daylight Time, on Monday, May 23, 2016;

•	by the Internet at http://www.proxypush.com/eig anytime before 11:59 p.m., Central Daylight Time, on Monday, May 23, 2016;

•	by signing and dating the enclosed proxy card and returning it to the Company as soon as possible in the enclosed postage prepaid envelope; or

•	in person by ballot at the Annual Meeting.
If you vote by proxy, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	delivering a written notice (before the Annual Meeting) revoking your proxy to the Secretary of the Company at the above address;

•	delivering a new proxy (before the Annual Meeting) bearing a date after the date of the proxy being revoked; or

•	voting in person by ballot at the Annual Meeting.
All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted:

•	FOR the election of three Director nominees to serve three-year terms expiring at the 2019 Annual Meeting of Stockholders;

•	FOR approval of the compensation paid to the Company's Named Executive Officers;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2016; and

•	at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.
In accordance with the Company's Bylaws, Robert Kolesar, Chairman of the Board, has appointed Kevin Kelly of Morrow & Co., LLC, or his designee, and Pamela Herlich of Wells Fargo Shareowner Services, or her designee, to be the inspectors of election at the Annual Meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the Annual Meeting and certify the results. You may contact Tanya Yamagata at (775) 327-2764 for directions to the Hilton Garden Inn Reno, 9920 Double R Blvd., Reno, Nevada, the site of the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2016.
The Proxy Statement and Annual Report to stockholders are available at www.proxydocs.com/eig.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Company's full Board consists of ten directors. The Board is divided into three classes, two having three Directors and one having four Directors. The Directors in each class serve for a three-year term and until their successors are duly elected and qualified. The terms of each class expire at successive annual meetings so that the stockholders elect one class of Directors at each annual meeting. Currently, Class I, Class II and Class III terms expire in 2016, 2017, and 2018, respectively.
The election of the Class I Directors will take place at the Annual Meeting. At its meeting on February 23, 2016, the Board, with each nominee abstaining on the vote for himself, approved the recommendation of the Board Governance and Nominating Committee that each of the current Class I Directors be nominated for a three-year term. All three nominees are current members of the Board. All properly executed proxies will be voted for these nominees unless contrary instructions are properly made, in which case the proxy will be voted in accordance with such instructions. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve. The nominees have consented to being named in this Proxy Statement and to serve as a Director if elected.
The current composition of the Board is:

Class I Directors (term expiring at the 2016 Annual Meeting)	Michael D. Rumbolz
James R. Kroner
Michael J. McSally

Class II Directors (serving until the 2017 Annual Meeting)	Robert J. Kolesar
Douglas D. Dirks
Richard W. Blakey

Class III Directors (serving until the 2018 Annual Meeting)	Ronald F. Mosher
Katherine W. Ong
Valerie R. Glenn
Prasanna G. Dhoré
Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings subsidiary or its predecessor, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of January 2016, unless otherwise indicated.
Employers Holdings is the name of our Company resulting from the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Insurance Group, Inc. (“EIGI”) (now known as Employers Group, Inc. (“EGI”)), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, A Mutual Company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System (the “Fund”) pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EICN, commenced operations when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates (“Fremont”) in 2002. Employers Preferred Insurance Company (“EPIC”) (formerly known as AmCOMP Preferred Insurance Company) and its wholly-owned subsidiary, Employers Assurance Company (“EAC”) (formerly known as AmCOMP Assurance Corporation), commenced operations under their new names when we completed the acquisition of AmCOMP Incorporated (“AmCOMP”) on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. (formerly known as Pinnacle Administrative Services, Inc.), Pinnacle Benefits, Inc. and AmSERV, Inc. which, with EPIC, are wholly-owned subsidiaries of EGI. Pinnacle Benefits, Inc. and AmSERV, Inc. merged into EIG Services, Inc. effective June 3, 2013.
Nominees for Election as Class I Directors With Terms Expiring at the 2019 Annual Meeting
Michael D. Rumbolz, age 61, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Rumbolz has over 30 years of experience in the gaming industry. He was Chief Executive Officer and Chairman of the Board of Cash Systems, Inc., a public company, from January 2005 until the company was purchased by Global Cash Access Holdings, Inc. (“GCA”), a publicly traded provider of cash access, data intelligence services and electronic gaming devices and systems to the gaming industry, in August of 2008. He was the Corporate Strategy Advisor to the CEO of GCA from September 2008 until September 2010 when he joined the GCA board of directors and the board of directors of its wholly-owned subsidiary Global Cash Access, Inc. The company changed its name to Everi Holdings, Inc. effective August 24, 2015. It also changed its trading symbol from GCA to EVRI concurrent with the name change. He currently serves as the interim CEO of Everi Holdings, Inc. He joined the Board of Directors of Poydras Gaming Financial in April 2014 and resigned from the Board on March 17, 2015 due to an acquisition by Global Cash Access Holdings, Inc. which created a conflict with his role as a Poydras director. He also was a member of the Board of Directors of Herbst Gaming, LLC beginning in January 2011 upon its emergence from bankruptcy. The company was then renamed Affinity Gaming, LLC and then to Affinity Gaming when it converted from an LLC to a corporation. Mr. Rumbolz resigned from the Affinity Gaming Board of Directors, effective April 1, 2013. He has been a Director of Seminole Hard Rock Entertainment, Inc. since 2008 and is also a manager to various Hard Rock LLCs. He has been Managing Director of Acme Gaming LLC, a gaming consultancy service, since July 2001. He joined the Board of Directors of Open Wager, LLC in March of 2013. He has also been a Director on the Board of Trustees of Nathan Adelson Hospice and its subsidiaries since 2000. He was Vice Chairman and a member of the Board of Casino Data Systems, a public company, from March 2000 to July 2001 when it was acquired by Aristocrat. He was President and Chief Executive Officer of Anchor Gaming, a public company, from 1995 to 2000 and Director of Corporate Development for Circus Circus Enterprises, Inc. from late 1992 to June 1995, including serving as the first President and Managing Director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises, Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. In addition to his corporate experience, Mr. Rumbolz is the former Chief Deputy Attorney General and the former Chairman of the Nevada Gaming Control Board. He received a B.A. degree with distinction from the University of Nevada, Las Vegas and a J.D. degree from the University of Southern California, Gould School of Law.
James R. Kroner, age 54, has served as a Director of Employers Holdings and EGI since September 2013. Mr. Kroner was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd. (“Endurance”), which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner recently served on the Boards of Terra Industries Inc. (“Terra”) and Global Indemnity plc (“Global Indemnity”) and its U.S. insurance subsidiaries. He served as a member of the Audit Committees of Terra and Global Indemnity and Chair of Global Indemnity’s Investment Committee and 162(m) Committee. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a Bachelor’s Degree in International Relations from Northwestern University and a Master’s Degree in Management from the Northwestern Kellogg School.
Michael J. McSally, age 58, has served as a Director of Employers Holdings and EGI since September 2013. Mr. McSally retired in 2010 and is currently a private investor with focus on insurance and related businesses. In December 2013, Mr. McSally became the majority owner and non-executive Chairman of Provider Insurance Group, LLC. Mr. McSally served as Senior Vice President at OneBeacon Insurance Group (“OneBeacon”) and through his career at OneBeacon, led commercial lines, distribution and agency management and personal lines from 2001 through 2010. Prior to that, he served as President and Chief Operating Officer of John Hancock’s property and casualty operations, as Chief Executive Officer of Commercial Union York Insurance Company, and as President and Chief Executive Officer of York Insurance Company of Maine. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a Bachelor’s Degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE.
Continuing Directors Whose Terms Expire at the 2017 Annual Meeting
Robert J. Kolesar, age 72, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005; a Director of EICN since January 2000; a Director of ECIC since August 2002; and a Director of EPIC, EAC, EIG Services, Inc. since November 2008, and Pinnacle Benefits, Inc. from November 2008 to June 2013 when it merged into EIG Services, Inc. He has been the Chairman of the Board of Employers Holdings, EGI and their predecessors since 2005, Chairman of the Board of EICN and ECIC since 2004, and Chairman of the Board of EPIC, EAC, EIG Services, Inc. since November 2008 and Pinnacle Benefits, Inc. from November 2008 to June 2013. Mr. Kolesar has been a founding/managing shareholder of the Las Vegas, Nevada law firm of Kolesar & Leatham since 1986. Mr. Kolesar practices in the fields of real estate, corporation, banking, finance, and fiduciary/trust law. Prior to entering into private practice in 1986, Mr. Kolesar held General Counsel and/or Senior Legal Staff positions in Nevada at Valley Bank of Nevada (now Bank of America), and in Cleveland, Ohio at Cardinal Federal Savings and Loan Association, The Ameritrust Company (now KeyBank) and Forest City Enterprises, Inc. He has served on the Board of HELP of Southern Nevada, the Las Vegas Symphony, and the National Conference for Community and Justice. Mr. Kolesar has held multiple group memberships, including the National Association of Industrial and Office Parks and the International Council of Shopping Centers. He is a member of the American Bar Association and the Nevada and Clark County Bar Associations. Mr. Kolesar received a B.A. degree from John Carroll University and a J.D. degree from Case Western Reserve University.
Douglas D. Dirks, age 57, has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC, and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc. since November 2008, as well as Pinnacle Benefits, Inc., and AmSERV, Inc. from November 2008 to June 2013 when they merged into EIG Services, Inc. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Elite Insurance Services, Inc. (“EIS”) since 2002 and Employers Occupational Health, Inc. ("EOH") from 2002 to January 2014 when it merged into EIG Services, Inc. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005, a Director of EIS since 1999, EICN since December 1999, EOH from 2000 to January 2014, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc. since November 2008, and Pinnacle Benefits, Inc. and AmSERV, Inc. from November 2008 to June 2013. Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of NCCI Holdings, Inc., the Board of Governors of the Property Casualty Insurers Association of America and Board of Directors of the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Richard W. Blakey, age 66, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a retired board certified orthopaedic surgeon and former Chairman of the Board of the Reno Orthopaedic Clinic, and Chairman of the Board of Healthy Families Foundation, and part owner of the Reno Orthopaedic Surgery Center. He is a member of the American Academy of Orthopedic Surgeons, Nevada State Medical Association, and Washoe County Medical Society. Dr. Blakey practiced at, and was affiliated with, Saint Mary's Regional Medical Center, Northern Nevada Medical Center, and Renown Regional Medical Center. He has served as Chairman of the Board of the Reno Spine Center. Dr. Blakey is a Board certified orthopaedic surgeon. He received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.

Continuing Directors Whose Terms Expire at the 2018 Annual Meeting
Ronald F. Mosher, age 72, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from December 2003 to March 2007 and a Director of ECIC from December 2003 to May 2004. Mr. Mosher has extensive experience in the insurance industry and served as a senior executive with AEGON N.V. from 1983 until his retirement in 2003. He also worked as a consultant in the insurance industry. Mr. Mosher currently is a Director of Transamerica Life (Bermuda), Ltd., WFG Reinsurance (Bermuda) Ltd. and has previously served on several other insurance company boards. Mr. Mosher is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, and the National Association of Corporate Directors. Mr. Mosher earned a B.S. degree from the University of Denver and an M.B.A. degree from Cornell University.
Katherine W. Ong, age 57, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Since January 1996, she has been the co-founder and Director of Hobbs, Ong & Associates, Inc., a financial consulting group specializing in advisory services for municipal bond financings and debt administration, financial modeling and feasibility studies. Prior to 1996, she was the Budget Manager for Clark County, Nevada responsible for preparing the Clark County Budget. Ms. Ong is a member of the Government Finance Officer's Association. In 2011, Ms. Ong was appointed to the Nevada Public Employees' Retirement System Board by Governor Brian Sandoval and was reappointed in 2015. In 2014, Ms. Ong was appointed to the Carpenters International Certification Board. Ms. Ong received a Bachelor of Science degree with an emphasis in Finance from the University of Nevada, Las Vegas.
Valerie R. Glenn, age 61, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI since February 2007. Ms. Glenn is CEO and majority owner of MPR dba The Glenn Group, one of the largest privately held marketing communications firms in Nevada; and dba Wide Awake, a national marketing communications firm focused on the gaming industry. Ms. Glenn had been co-owner and publisher of Visitor Publications, Inc., which published the Reno/Tahoe Visitor, from January 1998 until May 2012 when she sold the company to Morris Publishing. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada (EDAWN), Reno-Sparks Chamber of Commerce, Nevada Women's Fund, and University of Nevada College of Business Advisory Board. She currently serves as President of the Nevada Chapter of the International Women's Forum and on the Las Vegas Metro Chamber of Commerce Government Affairs Committee.
Prasanna G. Dhoré, age 54, has served as a Director of Employers Holdings and EGI since October 2015. Mr. Dhoré is the Senior Vice President and Chief Data and Analytics Officer at Equifax, Inc., one of the three largest American consumer credit reporting agencies. Prior to joining Equifax in 2012, Mr. Dhoré served as Vice President of Global Customer Intelligence of Hewlett Packard. He also served as Senior Vice President of Mellon Financial Corporation and Executive Vice President of Dreyfus Corporation. Mr. Dhoré received a Masters of Science Degree in Math and Statistics/Operations Research from New York University’s Leonard N. Stern School of Business, a Masters of Business Administration Degree from Kansas State University, and a Bachelor of Science Degree in Mechanical Engineering from University of Mysore. He received his CFA Charter in 2004.
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The Company's Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a Director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, unless a written stockholder's notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder's notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder's notice must include, among other things, the information specified in the Bylaws about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
Separate procedures have been established for stockholders to submit Director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection “Board Governance and Nominating Committee.”
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors. During the year ended December 31, 2015, there were eight meetings of Employers Holdings' Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such members served during 2015. The Company has the following standing Committees: Audit Committee, Board Governance and Nominating Committee, Compensation Committee, Executive Committee, and Finance Committee.
Directors are expected to attend the Annual Meeting. All Directors, who were on the Board at that time, attended the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”). Mr. Dhoré was appointed to the Board on October 21, 2015.
Board Committees
In 2010, the Board Governance and Nominating Committee recommended and the Board of Directors approved a process whereby the Committee assignments and the Chairs of various Committees would rotate on a more frequent basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various Committees and increase the depth of their experience. This process generally includes the requirement that an incoming Chair of a Committee must either be on the Committee for at least one year before assuming the duties of the Chair or must have prior experience on that Committee. The changes to the Committee and Chair assignments generally occur each year following the Annual Meeting. Changes were made to the Committee and Chair Assignments after the Annual Meeting and then to Committee Assignments again on October 21, 2015 when Mr. Dhoré joined the Board. The following table reflects the Committee and Chair assignments effective October 21, 2015. The following table also summarizes the membership of the Board's standing committees and the independence of the Company's Directors.

Name of Director	Independent Director	Audit	Board Governance and Nominating	Finance	Compensation	Executive
Richard W. Blakey	Yes	✓	—	✓	—	—
Douglas D. Dirks	—	—	—	✓	—	—
Prasanna G. Dhoré	Yes	—	—	✓	—	—
Valerie R. Glenn	Yes	—	✓	—	✓	—
Robert J. Kolesar	Yes	—	—	—	✓	(C)✓
James R. Kroner	Yes	—	—	(C)✓	—	✓
Michael J. McSally	Yes	✓	✓	—	—	—
Ronald F. Mosher	Yes	(C)✓	—	—	—	✓
Katherine W. Ong	Yes	—	(C)✓	—	—	✓
Michael D. Rumbolz	Yes	—	—	—	(C)✓	✓
Number of Meetings Held in 2015		9	11	4	8	—
(C) denotes committee chair
Audit Committee
This committee currently consists of Messrs. Mosher, Chair, Blakey and McSally. The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that Mr. Mosher is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 46. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Audit Committee met nine times in 2015.
Board Governance and Nominating Committee
This committee currently consists of Ms. Ong, Chair, Mr. McSally and Ms. Glenn. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company's Chairman and Chief Executive Officer, and to oversee the evaluation of the Board and committees.
The Board Governance and Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	as to each person the stockholder recommends as a Director:

◦	the name, age, business address and residence address of the person;

◦	the principal occupation or employment of the person;

◦	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

◦
the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	as to the stockholder making the recommendation:

◦	the name and record address of such stockholder;

◦	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;

◦
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and

◦
any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such recommendation must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential Director candidates and will evaluate Director candidates recommended by stockholders in the same manner as other candidates, in addition to considering the needs of the Board. During the past year, the Committee retained Russell Reynolds Associates to assist in a Director search. Any Director recommendations by stockholders for consideration by the Board Governance and Nominating Committee must include the above-identified information and should be addressed to the Corporate Secretary at the address above.
Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the recommendation of a Director candidate, such materials will be forwarded to the Board Governance and Nominating Committee.
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the “Procedures”) to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but are not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self- evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Board Governance and Nominating Committee met eleven times in 2015.
Compensation Committee
This committee currently consists of Messrs. Rumbolz, Chair, Kolesar and Ms. Glenn. Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC. This committee determines the details of the compensation package for the Chief Executive Officer and other Executive Officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other Executive Officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for Executive Officers. This committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and this committee or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee prepared the Compensation Committee Report included in this Proxy Statement on page 28.
The Compensation Committee retained the services of Pay Governance, LLP ("Pay Governance") to advise it. We paid Pay Governance $103,123 for executive compensation services that it performed for the Compensation Committee in 2015. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the NEOs in 2015.
In January 2015 and January 2016, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the NYSE Listing Standards (as defined below) and any other factors deemed relevant by the Compensation Committee for this purpose.

In 2008, the Compensation Committee of the Board of Directors adopted stock ownership guidelines that require our non-employee directors to own a minimum number of shares of our common stock equal to three times the directors' annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director.
The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Compensation Committee met eight times in 2015.
Executive Committee
This committee currently consists of Messrs. Kolesar, Chair, Rumbolz, Kroner, Mosher, and Ms. Ong. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee performs a Committee evaluation in the years in which it meets. The Executive Committee did not meet in 2015.
Finance Committee
This committee currently consists of Messrs. Kroner, Chair, Dirks, Blakey, and Dhoré. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. The Finance Committee met four times in 2015.
CORPORATE GOVERNANCE
The Board has adopted the Corporate Governance Guidelines (the “Guidelines”) of Employers Holdings, which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. These Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the “Listing Standards”).
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chair of the Board Governance and Nominating Committee.
The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Mr. Dirks is not an Independent Director, and that Messrs. Kolesar, Kroner, McSally, Mosher, Rumbolz, Blakey, and Dhoré, Ms. Glenn and Ms. Ong are Independent Directors.
Lead Independent Director Policy
The Guidelines provide that if the Chairman of the Board is not an Independent Director, the Company's Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the “Lead Independent Director”). If the Chairman of the Board is an Independent Director, then he or she satisfies the

Guideline's requirements for a Lead Independent Director. The Board is currently lead by an Independent Chairman of the Board, Mr. Kolesar. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an Independent Director or one or more senior executives who serve on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Directors and management to meet those needs. The Board has determined that having Mr. Kolesar, an Independent Director, serve as Chairman is in the best interest of the Company's stockholders at this time. This structure ensures a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Mr. Dirks, our Chief Executive Officer, to focus on the management of the Company's day-to-day operations.
RISK OVERSIGHT
The Board of Directors adopted its Enterprise Risk Management program in 2011. Oversight for the program rests with the Board Governance and Nominating Committee and the program consists of annual review of the risks faced by the Company, annual qualitative and quantitative evaluations of those risks, identification of the top four risks faced by the Company and quarterly presentation of one of those four risks and/or review of the other three selected risks. This program is in addition to the quarterly review of the risks by respective Committees and the full Board of Directors in the preparation of the Company's periodic reports.
In addition to the above, risk management oversight is provided at both the Board and Committee levels. The Board and its Committees monitor and evaluate the risks associated with the Company's operations and achieving the Company's goals and objectives, including those which are inherent in the business of the Company, as well as risks from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board of Directors also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's existing management and the employees who report to them. The Board Committees provide oversight under the direction of their respective Chairs. Risk oversight is a significant component of all major Board decisions and the evaluation of risk is an important element of the Board's decision-making process. The Board believes that its leadership structure at present is conducive to the risk oversight process.
The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and the external auditor with regard to the Company's risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company's legal and regulatory risks and the Company's compliance programs and policies, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of complaints concerning internal accounting, accounting controls, insurance and reinsurance recoverables exposure to terrorism and catastrophes, information technology and security and audit matters.
The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.
The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, Committee charters and other policies at least annually. The Board Governance and Nominating Committee is also responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the Committee structure to the Board, developing and recommending the Guidelines to the Board, exposures to the risks of regulatory and legislative changes, and overseeing the evaluation of the Board and its Committees.

Finally, the Compensation Committee oversees the Company's overall benefit and compensation philosophy and executive compensation arrangements and is responsible for making a determination as to whether or not risks arise from compensation practices that are reasonably likely to have a material adverse effect on the Company.
The majority of Directors sit on more than one Committee and this overlap helps ensure that the risk responsibilities of the various Committees are well coordinated. Each Committee Chair makes a report on Committee activity to the Board at least quarterly which, in addition to the quarterly presentations on the Company's top four risks, enables the Board to continually review and evaluate risks which could affect the Company.
SPECIFIC CONSIDERATIONS REGARDING 2016 DIRECTORS AND NOMINEES
The Board Governance and Nominating Committee considered the nominee's experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors and specifically each Director whose term is expiring. The Committee also reviewed the Board and Committee evaluations and considered the significant experience our Directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Board Governance and Nominating Committee.
In considering the nominees, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing elsewhere in this Proxy Statement. The Committee and the Board concluded that the nominees for reelection and those Directors who continue on the Board provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
2016 Nominees:
With respect to Mr. Rumbolz, the Committee and Board considered in particular his experience as Chief Executive Officer and/or member of the boards of directors of several public companies and foundations, his extensive experience in other senior level positions of publicly-traded companies, his regulatory and public service experience, and his significant experience and expertise in the areas of management, law, accounting, and finance.
With respect to Mr. Kroner, the Committee and Board considered in particular his experience as Chief Financial Officer, Chief Investment Officer and board member of a publicly-traded insurance company that he co-founded, his consulting experience to various insurance companies, as well as his service as a director to other insurance companies, and his experience and expertise in the areas of insurance, management, finance, investment, and investment banking.
With respect to Mr. McSally, the Committee and Board considered in particular his experience as Chief Executive Officer, Chief Operating Officer, and in Senior Vice President positions to various insurance companies leading commercial and personal lines, distribution and agency management, as well as his service on several boards of privately held insurance companies and his significant experience and expertise in the areas of insurance, management and actuary.
Continuing Directors:
With respect to Dr. Blakey, the Committee and Board considered in particular his past extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and director of several medical clinics, many of which share similar characteristics to the Company's small business customers. In addition, the Committee and the Board considered Dr. Blakey's service as a Director of the Company and its subsidiaries.
With respect to Mr. Dirks, the Committee and Board considered in particular his work experience in the public accounting and investment banking industries, his leadership as President and CEO of our insurance subsidiaries for many years, his service on insurance-related associations and foundations, his public service prior to joining the Company, and his extensive experience and expertise in the areas of management, accounting and finance. The Committee and Board also considered Mr. Dirks' deep knowledge and understanding of the Company as a result of his service as our President and Chief Executive Officer and a Director, as well as his familiarity with the Company's history and culture, all of which allow him to provide an invaluable perspective during Board discussions.
With respect to Mr. Kolesar, the Committee and Board considered in particular his experience as the founder, owner and managing director of his Las Vegas law firm, his extensive practice in the areas of banking, finance and real estate, his service and experience as a director of numerous private companies, his leadership and service on several local charities, and his service as a Director and Chair of the Company and its operating companies' Boards of Directors.
With respect to Ms. Glenn, the Committee and Board considered in particular her leadership experience as the CEO and majority owner of her marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.
With respect to Mr. Mosher, the Committee and Board considered in particular his more than 25 years of experience at senior levels in the insurance industry, his experience and expertise in the areas of accounting and public company reporting, his service as the financial expert on the Audit Committee, and his extensive experience and expertise in the areas of management, accounting and finance.
With respect to Ms. Ong, the Committee and Board considered in particular her experience and leadership as the co-founder and director of her public sector financial advisory practice, her extensive experience in municipal government, and her experience and expertise in the areas of management, accounting and finance.
With respect to Mr. Dhoré, the Committee and Board considered in particular his experience as Senior Vice President and Chief Data and Analytics Officer of Equifax, Inc., his experience and expertise in the areas of big data analytics, customer engagement and development, customer insights, marketing, brand management, CRM, and strategic planning across technology, financial services and publishing verticals.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any interested party desiring to communicate with the Chairman of the Board and/or the other Directors regarding the Company may contact such Directors by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer distributes the communication to each Director who is a member of the Board, or of the group or Committee, to which the communication is directed.

PROPOSAL TWO
NON-BINDING VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers ("NEOs"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis compensation tables and narrative discussion contained in this Proxy Statement. Accordingly, the following resolution will be submitted to a stockholder vote at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders by rewarding performance for achievement of financial goals, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain and motivate our officers.
Our 2015 executive compensation program:

•	Offers an appropriate mix of base salary, annual cash bonus, long-term equity grants, benefits and perquisites that is competitive with companies in our peer group;

•
Provides total compensation opportunities that are within the competitive range (generally resulting in total target compensation between the 50th and 75th percentile) for our peer group in terms of total compensation and benefits provided to our NEOs, each of whom is identified below, subject to adjustment to reflect both individual performance and any additional roles and responsibilities not reflected in the competitive data;

•
Aligns pay and performance by linking executive compensation with short and long-term financial performance through an annual bonus program and regular long-term equity grants, utilizing a variety of performance metrics and both absolute and, for certain previously granted awards, relative performance goals;

•	Attracts, motivates and retains our executives by establishing performance goals and rewarding our executives for their successful performance; and

•	Discourages excessive or undue risk taking by including appropriate mitigating factors.
Highlights of Our Executive Compensation Program
Our program is built on a sound compensation philosophy and a solid governance framework. In 2015, we continued to align our program with our philosophy, link compensation to performance, apply challenging performance goals and emphasize strong compensation governance. Our program included the following:

•
Continued Emphasis on Performance Shares: To align a significant portion of our compensation with performance, our long-term incentive program is heavily weighted toward performance shares and weighted less toward stock options and restricted stock units ("RSUs"). We revised the structure of our long-term incentive program in 2015 by introducing a new performance metric for our performance shares, operating return on adjusted shareholders’ equity ("OROE"). OROE performance is measured relative to a pre-established performance goal. Previously, performance shares were based on the Company’s combined ratio compared to that of a group of private carriers. The new metric was chosen because we believe that (1) it will encourage management to focus on multiple performance objectives, including operating performance and capital management, that are critical to creating shareholder value over a sustained period of time, and (2) it is readily understood by management and is simpler and more transparent than many other commonly used performance goals, and therefore it will more effectively motivate our executives and will help us retain them. Performance shares are earned after three years: a two-year performance period for OROE (one year shorter than in prior years), plus a one-year vesting requirement which follows the two-year performance period. As in 2014, performance shares represented 55% of the target equity value granted to our NEOs under our long-term incentive program.

•
Used a More Diversified Mix of Performance Metrics: As mentioned above, we introduced a new metric, OROE, replacing combined ratio for our performance shares, so that our performance shares now use a different metric from our annual cash bonus, which has a metric of Adjusted GAAP Combined Ratio (as defined in the “Annual Bonuses” section of “Elements of Our 2015 Executive Compensation Program”).

•	Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•
Reasonable Perquisites and Benefits: We continue to provide a program that follows good compensation governance by providing our NEOs with limited perquisites and benefits consistent with our peer group.

•	Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs.

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

•
Long-term Vesting and Performance Requirements: Our 2015 awards of stock options and RSUs were granted with annual vesting over a four-year period, and our 2015 performance share awards cover a two-year performance period plus an additional one-year vesting period.

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.

•	Hedging and Pledging Restrictions: We have policies restricting our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan.
In 2015, our compensation program resulted in the following:

•	Modest increases in 2015 base salaries based on factors such as the individual's performance, changes in responsibilities, and market trends;

•	Grants of performance shares, stock options and RSUs to continue to align our NEOs' interests with stockholder interest in creating stockholder value;

•
Consistent with our very strong financial and operating results for 2015, under the 2015 annual bonus program, the Company achieved an Adjusted GAAP Combined Ratio of 97.1%, significantly better than the pre-established performance level (the "Bonus Hurdle"), which, as described below, was set at 101.6%. As a result of our strong performance, our NEOs earned bonuses ranging from 100% to 160% of their respective 2015 base salaries.

•
However, due to the challenging goals included in our 2013 performance share grant for the 2013-2015 performance period, no performance shares were earned. Although 2015 has been a very successful year for us financially and operationally, and our performance improved in each of the three years comprising the performance period compared to the previous year, the performance goals were extremely challenging and no performance shares were earned.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE
INDEPENDENT ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as Employers Holdings' independent accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2016 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.
Ernst & Young has served as the Company's independent auditor since we became a publicly traded company. This continuity enables Ernst & Young to gain extensive knowledge of the Company’s operations, policies, procedures and internal controls. It is the policy of Ernst & Young to rotate its partners assigned to the Company every 5 years. To help further ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees and Public Company Accounting Oversight Board (PCAOB) reports on the firm, among other factors. The Audit Committee has appointed Ernst & Young as the Company's independent auditor to examine the financial statements of Employers Holdings and its subsidiaries for the 2016 calendar year.
A representative of Ernst &Young will be present at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings' independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Our 2015 Executive Compensation Program
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders by rewarding performance for achievement of financial goals, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain and motivate our officers.
Our 2015 executive compensation program:

•	Offers an appropriate mix of base salary, annual cash bonus, long-term equity grants, benefits and perquisites that is competitive with companies in our peer group;

•
Provides total compensation opportunities that are within the competitive range (generally resulting in total target compensation between the 50th and 75th percentile) for our peer group in terms of total compensation and benefits provided to our NEOs, each of whom is identified below, subject to adjustment to reflect both individual performance and any additional roles and responsibilities not reflected in the competitive data;

•
Aligns pay and performance by linking executive compensation with short and long-term financial performance through an annual bonus program and regular long-term equity grants, utilizing a variety of performance metrics and both absolute and, for certain previously granted awards, relative performance goals;

•	Attracts, motivates and retains our executives by establishing performance goals and rewarding our executives for their successful performance; and

•	Discourages excessive or undue risk taking by including appropriate mitigating factors.
Highlights of Our Executive Compensation Program
Our program is built on a sound compensation philosophy and a solid governance framework. In 2015, we continued to align our program with our philosophy, link compensation to performance, apply challenging performance goals and emphasize strong compensation governance. Our program included the following:

•
Continued Emphasis on Performance Shares: To align a significant portion of our compensation with performance, our long-term incentive program is heavily weighted toward performance shares and weighted less toward stock options and restricted stock units ("RSUs"). We revised the structure of our long-term incentive program in 2015 by introducing a new performance metric for our performance shares, operating return on adjusted shareholders’ equity ("OROE"). OROE performance is measured relative to a pre-established performance goal. Previously, performance shares were based on the Company’s combined ratio compared to that of a group of private carriers. The new metric was chosen because we believe that (1) it will encourage management to focus on multiple performance objectives, including operating performance and capital management, that are critical to creating shareholder value over a sustained period of time, and (2) it is readily understood by management and is simpler and more transparent than many other commonly used performance goals, and therefore it will more effectively motivate our executives and will help us retain them. Performance shares are earned after three years: a two-year performance period for OROE (one year shorter than in prior years), plus a one-year vesting requirement which follows the two-year performance period. As in 2014, performance shares represented 55% of the target equity value granted to our NEOs under our long-term incentive program.

•
Used a More Diversified Mix of Performance Metrics: As mentioned above, we introduced a new metric, OROE, replacing combined ratio for our performance shares, so that our performance shares now use a different metric from our annual cash bonus, which has a metric of Adjusted GAAP Combined Ratio (as defined in the “Annual Bonuses” section of “Elements of Our 2015 Executive Compensation Program” below).

•	Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•
Reasonable Perquisites and Benefits: We continue to provide a program that follows good compensation governance by providing our NEOs with limited perquisites and benefits consistent with our peer group.

•	Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs.

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

•
Long-term Vesting and Performance Requirements: Our 2015 awards of stock options and RSUs were granted with annual vesting over a four-year period, and our 2015 performance share awards cover a two-year performance period plus an additional one-year vesting period.

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.

•	Hedging and Pledging Restrictions: We have policies restricting our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan.
In 2015, our compensation program resulted in the following:

•	Modest increases in 2015 base salaries based on factors such as the individual's performance, changes in responsibilities, and market trends;

•	Grants of performance shares, stock options and RSUs to continue to align our NEOs' interests with stockholder interest in creating stockholder value;

•
Consistent with our very strong financial and operating results for 2015, under the 2015 annual bonus program, the Company achieved an Adjusted GAAP Combined Ratio of 97.1%, significantly better than the pre-established performance level (the "Bonus Hurdle"), which, as described below, was set at 101.6%. As a result of our strong performance, our NEOs earned bonuses ranging from 100% to 160% of their respective 2015 base salaries.

•
However, due to the challenging goals included in our 2013 performance share grant for the 2013-2015 performance period, no performance shares were earned. Although 2015 has been a very successful year for us financially and operationally, and our performance improved in each of the three years comprising the performance period compared to the previous year, the performance goals were extremely challenging and no performance shares were earned.

Our Named Executive Officers
The subsequent sections provide a discussion and analysis of the material elements of our current program outlined briefly above. For 2015, our NEOs were:

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	Terry Eleftheriou, Executive Vice President (“EVP”) & Chief Financial Officer ("CFO")

•	Lenard T. Ormsby, EVP, Chief Legal Officer (“CLO”)

•	Stephen V. Festa, EVP, Chief Operating Officer (“COO”)

•	John P. Nelson, EVP, Chief Administrative Officer (“CAO”)
Say on Pay
The Compensation Committee and the Board value the opinions of our stockholders. At the last five annual meetings of our stockholders, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program (“Say on Pay”) were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In the Compensation Committee's ongoing efforts to link pay to performance, in 2015, performance shares continued to represent a significant percentage of the Company's equity grant mix for our NEOs. These performance shares will be payable only upon the achievement of a pre-established performance goal. In addition, the Board has continued its policy of holding an annual stockholder advisory vote on our executive compensation program.
How Executive Compensation Was Determined
The Compensation Committee is responsible for all decisions regarding our executive compensation program. The Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants, at the Company's expense. During 2015, the Compensation Committee relied on advice from its independent compensation consultant and recommendations from the CEO concerning the compensation of the other NEOs, as discussed below.
Independent Compensation Consultant
The Compensation Committee has engaged Pay Governance, LLC (“Pay Governance”) to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the 2015 short and long-term incentive compensation components, as well as the competitive ranges for each element of our NEOs' compensation. In addition, Pay Governance provided the Compensation Committee with specific recommendations for each element of the CEO's compensation. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2015.
The Peer Group
The engagement of Pay Governance included a review of our 2014 peer group. Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers' compensation line of business), financial size (gross and net written premiums), market capitalization, returns (return on equity, total shareholder return) and financial performance (combined ratio and net income). Pay Governance recommended removing Towers Group, Inc. because it was in the process of being acquired. Pay Governance then concluded that the peer group, as revised, was appropriate for compensation benchmarking purposes based on the Company’s competitors, potential talent pool, market and performance. Pay Governance then recommended this group as the 2015 peer group, which was then approved by the Compensation Committee.
The companies in the 2015 peer group were as follows:

Peer Group
AMERISAFE, Inc.	AmTrust Financial Services, Inc.	Argo Group International Holdings
Baldwin & Lyons, Inc.	Donegal Group, Inc.	EMC Insurance Group, Inc.
Hallmark Financial Services, Inc.	Meadowbrook Insurance Group, Inc.	National Interstate Corporation
The Navigators Group, Inc.	ProAssurance Corp.	RLI Corp.
Safety Insurance Group, Inc.	Selective Insurance Group, Inc.	State Auto Financial Corp.
United Fire & Casualty Company
NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting the CEO's compensation, considered the CEO's performance, Company performance, peer group and general market trends and retention risk. The Compensation Committee also independently collected input on the CEO's performance from the Board as part of a formal evaluation process, and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment, in consultation with Pay Governance, in making a final decision. The Compensation Committee deliberated on the compensation of the CEO in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of the CEO in determining compensation for the other NEOs. The CEO's input included the other NEOs' performance, and recommendations regarding the levels of base salary and short and long-term incentive grants for each of the other NEOs. The CEO also provided recommendations regarding the design of the short and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of the CEO in conjunction with Company performance, peer group and general market trends, retention risk and advice and recommendations from Pay Governance in determining the other NEOs' compensation.
Elements of Our 2015 Executive Compensation Program
The following sections discuss each of the components of our executive compensation program as approved by the Compensation Committee. As discussed above, in developing the 2015 executive compensation program, the Compensation Committee considered the trends and practices of the Company's peer group, advice and recommendations provided by Pay Governance and the recommendations of the CEO, and determined that the following components would be appropriate for the 2015 executive compensation program:

•	Base salary

•	Annual cash bonuses

•	Long-term incentives (performance shares, stock options and RSUs)

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment
Base Salary
As in previous years, the Compensation Committee believed that it was important to provide competitive base salaries for our executives because base salary acts as a primary retention and recruitment tool, and provides the basis for determining other components of compensation such as bonus opportunities, severance and other benefits whose values are derived from base salary levels. The Compensation Committee considers, but does not specifically weight, multiple factors in its decisions regarding NEO salaries including individual performance, roles and responsibilities, organizational performance, and competitive data and trends from the peer group, as well as recommendations made by the CEO regarding the other NEOs.
In 2015, the Compensation Committee considered several general factors, including that, on average, our NEOs have received fairly modest salary increases in the past several years, and during this period our salaried employees generally received a 2.5% annual increase to their respective salaries. The Compensation Committee also took into account the CEO's recommendations to (1) reward the NEOs based on the amount of responsibility that they had been assigned and noted specifically that Mr. Festa was continuing to assume additional responsibilities as COO, and (2) continue to align the base salaries of the CFO, COO and CLO. The Compensation Committee approved increases to our NEOs' base salaries, effective March 22, 2015.
The table below shows the current 2015 annual base salary rates for each of our NEOs, and how this rate compared to his 2014 final annual base salary rate:

Name	2014 Annual Base Salary Rate	2015 Annual Base Salary Rate	Change to 2014 Annual Base Salary Rate
Douglas D. Dirks	$830,000	$855,000	3.0%
Terry Eleftheriou	425,000	450,000	5.9
Lenard T. Ormsby	445,000	455,000	2.2
Stephen V. Festa	425,000	455,000	7.1
John P. Nelson	345,000	355,000	2.9
Annual Cash Bonuses
Each of our NEOs was eligible for an annual cash bonus for 2015 upon the achievement of a pre-established financial goal. The Compensation Committee believed that the annual bonus was a key component of our 2015 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2015 performance, and (3) provide competitive compensation opportunities for our NEOs.
For 2015, the Compensation Committee, after consulting with Pay Governance, concluded that, as in prior years, a performance goal based on an absolute Combined Ratio metric was an effective measure of management performance for an insurance holding company, and also would align the annual cash bonus with a key financial goal that impacts stockholder value. The Compensation Committee found that the combined ratio metric:

(1)	utilizes a measure of the operating insurance companies' profitability;

(2)	balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;

(3)	provides a meaningful incentive for management to pursue increasing levels of operating profitability; and

(4)	is a common industry measure for assessing company performance.
Further, in choosing an appropriate metric, the Compensation Committee concluded that comparing the Company's actual 2015 Adjusted GAAP Combined Ratio to the Compensation Committee's targeted goal would motivate executives to meet or exceed the pre-established goal selected by the Compensation Committee for this purpose.
For 2015, the Compensation Committee established only one performance level, the Bonus Hurdle, below which no annual bonus payment would be paid to our NEOs under the program. This design provides the Compensation Committee with the flexibility to consider additional financial or individual criteria, including criteria that were either subjective or were not anticipated at the time the initial goal was established, to determine the actual individual bonus payout. By using this approach, the Compensation Committee retained the ability to use its negative discretion to reduce but not increase the value of the annual bonuses based on other criteria, without jeopardizing the tax deductibility of the annual bonuses. In setting the bonus targets for each of the NEOs, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. The Compensation Committee did not change the annual bonus targets for Messrs. Dirks, Festa, Ormsby or Nelson from their respective 2014 targets. In addition, 2015 was the first year that Mr. Eleftheriou was eligible to participate in the annual bonus program, and his maximum bonus target was set at 55%, which was the minimum target level that could be provided to him pursuant to his employment agreement. As in prior years, the maximum bonus payable under the program was 200% of the eligible NEO’s annual bonus target.
The annual bonus targets for 2015 were as follows:

Name	2015 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	80%
Terry Eleftheriou	55
Lenard T. Ormsby	55
Stephen V. Festa	55
John P. Nelson	50
As mentioned above, for 2015, as in previous years, after consultation with Pay Governance and the CEO, the Compensation Committee selected the corporate performance metric of Adjusted GAAP Combined Ratio as the metric for the 2015 annual bonus program. Specifically, for 2015, the performance goal was based on how the Company's Adjusted GAAP Combined Ratio for the 2015 calendar year compared to the pre-established Bonus Hurdle of 101.6. The Bonus Hurdle was intended to motivate our executives but also to provide the Compensation Committee with the flexibility to reward our NEOs for solid performance. For purposes of the 2015 annual bonus program, Adjusted GAAP Combined Ratio was defined as:

(Losses + Loss Adjustment Expenses + Commission Expense + Underwriting and Other Operating Expenses – Amortization of the Deferred Gain – Impact of the LPT Reserve Adjustment – Impact of the LPT Contingent Commission Adjustment)

Net Premiums Earned
The Company's Adjusted GAAP Combined Ratio was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2015.

As mentioned above, for 2015, our eligible NEOs could earn an annual cash bonus of up to 200% of the NEO's respective targets only if corporate performance was better than the pre-established Bonus Hurdle, that is, less than or equal to an Adjusted GAAP combined ratio of 101.6. Provided that the Bonus Hurdle was achieved, the Compensation Committee had the sole discretion to decrease, but not increase, the value of the NEOs’ annual bonuses, based on criteria selected by the Compensation Committee for this purpose. This discretion was designed to be exercised on a case by case basis.
In 2015, the Company achieved an Adjusted GAAP Combined Ratio of 97.1%, which was significantly better than the Bonus Hurdle of 101.6%. In determining the actual annual cash bonus awards, the Compensation Committee evaluated each eligible NEO's performance and contributions to the Company during 2015, with advice from the CEO regarding all the other eligible NEOs. As a result of the Compensation Committee’s evaluation of each NEO’s particular responsibilities and accomplishments, the Compensation Committee awarded each NEO an annual bonus award equal to 200% of his respective target, as follows:
Mr. Dirks was awarded $1,368,000 in recognition of his overall responsibility for the Company's business functions, the Company's strong 2015 financial results, his execution of the Company's business strategy and his efforts in strengthening the executive management team.
Mr. Eleftheriou was awarded $495,000 in recognition of his assistance in both the development of the Company's capital plan and the reorganization of the Company's financial and accounting functions.
Mr. Festa was awarded $500,500 for his leadership efforts in the execution of a number of strategic initiatives, his contribution to the Company's 2015 strong financial results and his effective expansion of his working relationships throughout the Company.
Mr. Ormsby was awarded $500,500 for his strong leadership abilities, his counsel to the Board, his management of the legal and regulatory functions which support the Company's business strategy and his superior technical skills as CLO.
Mr. Nelson was awarded $355,000 for his management of the Company's administrative and human resources functions which supported the restructuring of operations, and his leadership efforts which increased efficiencies and reduced expenses in the Company's administrative systems and processes.
As a result, our NEOs received bonuses under the 2015 annual cash bonus program in the amounts, and as a percentage of their 2015 base salary rate, as set forth in the following table.

Name	Percentage of 2015 Base Salary Rate	Cash Bonus Amount
Douglas D. Dirks	160.0%	$1,368,000
Terry Eleftheriou	110.0	495,000
Lenard T. Ormsby	110.0	500,500
Stephen V. Festa	110.0	500,500
John P. Nelson	100.0	355,000
Long-Term Incentive Grants
We continue to believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourage our NEOs to pursue and execute long-term strategies for increasing stockholder value. It also serves as an important retention and recruiting tool in securing a highly-qualified senior management team.
In March 2015, the Compensation Committee approved long-term incentive grants under the Equity Plan within our long-term incentive program for each of our NEOs. As in 2014, performance share awards represented approximately 55% of the aggregate value of these grants. Performance shares are earned and payable only if a pre-established performance goal is achieved. In 2015, RSUs (each unit having the value of one share of our common stock) represented approximately 30% of the aggregate value of these grants, and non-qualified stock options represented approximately 15% of this value.

The Compensation Committee designed the compensation structure to ensure that a significant portion of our NEOs' compensation (specifically, annual cash bonuses, performance shares, and stock options) was performance based. In determining the overall long-term incentive grant levels for each NEO, the Compensation Committee considered the relative total compensation opportunities (cash plus long-term incentives), relative responsibilities of each executive, replacement/retention risk, individual performance, Company performance and peer group and general market practices for compensation. The Compensation Committee did not assign a specific weight to any of these factors.
Our incentive programs are not, and are not intended to be, static. Rather, we periodically review the features of our program, program designs of other companies, including peer companies, the needs of our Company and the changes in the business environment generally, and as they relate to our industry. The design of the three components of our long-term incentive program described below, as well as the level of grants made, reflect this review. The three components of the Company's long-term incentive program are described below.
Performance Shares
2015 Grants
We redesigned our performance shares for 2015, so that in March 2015, our NEOs received grants of performance shares that were based upon our achievement of a metric different from the one used for PSU grants in prior years. In addition, the new metric will be measured over a two-year period (instead of the three-year period used in prior years), followed by an additional one-year vesting requirement, so that the grants retain a three-year structure. The new metric, operating return on adjusted shareholders’ equity, or OROE, was selected after a significant amount of discussion and consideration. The metric was chosen because we believe that (1) it will encourage management to focus on multiple performance objectives, including operating performance and capital management, that are critical to creating shareholder value over a sustained period of time, and (2) it is readily understood by management and is simpler and more transparent than many other commonly used performance goals, and therefore it will more effectively motivate our executives and will help us retain them. The two-year performance period was chosen because of the difficulty in determining meaningful benchmarks over a longer period of time, in particular for the first year that this goal was being used. The additional one-year vesting requirement gives the awards a retention value similar to the long-term awards granted in previous years.
The performance share grants made to our NEOs in 2015 are set out and described in the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 31. Specifically, for the performance period commencing on January 1, 2015, and ending on December 31, 2016, the performance goals selected were based on how the Company's OROE over this period compares to pre-determined levels, which levels were intended to be aggressive, but achievable. Different from previous years where the performance share goals were relative to a selected group, the Company’s performance will be compared to these pre-determined levels of achievement.
For purposes of the 2015 performance share grant, Operating Return on Adjusted Shareholders’ Equity, or OROE, will be calculated based on the financial information disclosed in the Company’s Annual Financial Statements, for each of the 2015 and 2016 fiscal years, and is defined as follows:
Operating Return on Adjusted Shareholders’ Equity = ((GAAP Net Income - Impact from the LPT Agreement - (Realized gains on Investments, net * (1 - the Effective Tax Rate)) + (Amortization of Intangibles * (1 - the Effective Tax Rate))) / (Avg. (prior year Adjusted Shareholders’ Equity + current year Adjusted Shareholders’ Equity)))
Impact from the LPT Agreement = Amortization of the Deferred Gain related to losses + amortization of the Deferred Gain related to contingent commission + impact of LPT Reserve Adjustments + impact of LPT Contingent Commission Adjustments
Adjusted Shareholders’ Equity = Total equity including deferred reinsurance gain-LPT Agreement - Accumulated other comprehensive income, net
Zero will be used if the Effective Tax Rate is less than zero.
The Company’s two-year Operating Return on Adjusted Shareholders’ Equity = the average of the 2015 Operating Return on Adjusted Shareholders’ Equity and the 2016 Operating Return on Adjusted Shareholders’ Equity.

For the 2015 - 2016 performance period, the pre-established threshold, target and maximum levels for OROE and the corresponding payouts as a percentage of the target number of performance shares awarded are as follows:

	Company's Two-Year Operating Return on Adjusted Shareholders' Equity	Payout as a Percentage of Target
Maximum	8.53%	200%
Target	7.15%	100
Threshold	5.65%	0
As mentioned above, a one-year vesting requirement starts at the end of the 2015 - 2016 performance period. Payouts, if any, would be made in March 2018.
Results for the 2013 Performance Share Grants
The 2013 Compensation Committee awarded performance shares for the 2013-2015 performance period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders. These performance goals were based upon our achievement of a relative combined ratio goal over a three-year performance period, and were designed to be extremely challenging. Specifically, payment was based on how the Company's performance compared to that of a group of private carriers established and reported by A.M. Best Company, Inc., and to earn the target value, the Company would have needed to outperform the A.M. Best group of private carriers by 3 points. Even though the Company’s Three-Year Statutory Combined Ratio was 96.3%, which evidences strong performance, because the applicable goals were not achieved during the performance period, no performance shares were earned.
Stock Options
Our NEOs received grants of non-qualified stock options in March 2015. As in previous years, the Compensation Committee believes stock options are performance-based compensation that provide the proper incentive to generate long-term growth in stockholder value and retain our leadership talent through a four-year vesting period. The option grants made in 2015 to our NEOs are set out and described in the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 31.
Restricted Stock Units
Our NEOs received grants of time-vesting RSUs in March 2015. As in previous years, the Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value. Unrelated to our long-term incentive program, our CEO was granted additional RSUs pursuant to certain negotiated terms of his employment agreement. All RSU grants that were made in 2015 to our NEOs are set out and described in the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 31.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and some of our NEOs also receive airline travel club memberships and country club memberships.
The Compensation Committee has determined that the NEOs' modest perquisites are appropriate. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. Airline travel club memberships are provided to our NEOs to facilitate efficient business travel. The country club memberships provide our NEOs with access to quality establishments for business entertainment and encourage them to interface with our community. Certain relocation and related expenses were granted to Mr. Eleftheriou in connection with his recruitment, hiring and the negotiation of his employment agreement. These benefits are disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 29.

Employment Agreements
Each of our NEOs is a party to an employment agreement. These employment agreements are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools, and to provide for severance both generally, and relating to a change in control.
The agreement with Mr. Dirks was scheduled to expire December 31, 2016, but was renewed for an additional two year term, and is now scheduled to expire December 31, 2018. Mr. Eleftheriou’s agreement, which became effective on November 10, 2014, when he began serving as our CFO, is scheduled to expire December 31, 2016. The agreements with Messrs. Festa, Ormsby and Nelson were renewed and are scheduled to expire December 31, 2017. None of our current employment agreements provide for payments to offset excise taxes related to a change in control (“280G gross-up” payments). Instead, the agreements provide for a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position and, if not, the payments would remain uncapped so that the executive would be responsible for any related excise taxes imposed and the Company would not be entitled to a deduction for the amounts subject to any such excise taxes.
At the various times that the employment agreements were either entered into, negotiated or amended, the Compensation Committee had concluded that the applicable provisions of these agreements were reasonable and consistent with market practice.
A more detailed description of these agreements is provided in “Potential Payments upon Termination or Change in Control” on page 34.
Risk Assessment
Management performed a risk assessment to determine whether our compensation plans promote excessive or undue risk-taking generally, and specifically as applied to our NEOs, and concluded that, in each case, the potential for such risk is low. Pay Governance then reviewed management's analysis and provided the Compensation Committee with the same conclusion. Finally, the Compensation Committee considered both management's analysis and Pay Governance's review, and similarly concluded that these compensation plans are not reasonably likely to have a material adverse effect on the Company, and reported its results to the full Board. In making this determination, the Compensation Committee considered various aspects of our compensation program, including:

•	A balanced mix of fixed and performance-based compensation;

•	Base salaries that are competitive within our industry;

•
Performance-based compensation awards that balance both short and long-term performance over varying time horizons and provide a mix of cash and equity awards based upon varying performance goals among our performance-based awards;

•	Annual cash bonus awards and performance share awards that are capped at competitive levels;

•	Equity awards that are earned only after satisfying vesting schedules and/or achieving pre-established performance goals;

•
A portion of total compensation that is linked to the Company's long-term performance, to mitigate the short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of stockholder value;

•
Equity-based performance awards that are subject to multi-year vesting or performance periods and derive their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;

•
Executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, that are designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders, and discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and our stock price; and

•	Clawback, grant, and retention policies (as described below) that provide additional assurance that any risks associated with our compensation plans and policies are further mitigated.

Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of stock ownership. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders. Under these guidelines, executives must attain and retain specific levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. It is the Compensation Committee's intention that these levels of ownership be achieved by February 5, 2017, which is the tenth anniversary of our initial public offering or, if later, by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new ten-year period to achieve the incremental amount of shares will begin on the effective date of the change of position. These guidelines are intended to motivate our executive officers to reach and maintain appropriate levels of stock ownership.

Position	Multiple of Base Salary
CEO	4x
Executive Vice President	3x
Senior Vice President	2x
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Grant Policy and Guidelines
The Compensation Committee has adopted an equity grant policy that specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, performance shares and any other stock based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2015 annual grants to the NEOs requires that all equity grants, other than new hire grants, certain grants to non-officers and grants of performance share awards, will be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Compensation Committee.
Performance share awards (and similar performance-based awards other than stock options) that are intended to satisfy the requirements for performance-based compensation under section 162(m) of the Internal Revenue Code typically will be made within the first 90 days of the calendar year.
Generally, our CAO will prepare a list of equity grantees for our CEO's consideration and, prior to a scheduled Compensation Committee meeting (or approval date for awards), our CEO will submit to the Compensation Committee, for its consideration, a list of recommended equity grants, including the names of the grantees (which will not include our CEO) and the terms of the awards. To the extent that any grantees are officers subject to reporting obligations pursuant to Section 16 of the Exchange Act, the list of proposed grants will be provided to our CLO at the same time. The Compensation Committee may delegate to our CEO the authority to grant equity awards, but solely with respect to equity awards to non-officers, and only if such equity awards are within the guidelines established by the Compensation Committee for this purpose.
“Clawback” Policy
We have a “clawback” policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and any under future clawback provisions implemented by the Company, from time to time.
Specifically, if a grantee engages in certain conduct considered harmful to the Company during employment or following termination of employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under our Equity Plan (which include all equity and cash incentive awards granted to our NEOs), (2) any shares of Company stock owned by the grantee that were previously subject to an award under the plan, and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.
In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any performance shares that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had the restatement not been required.
Finally, we are monitoring anticipated final regulations and exchange listing standards regarding clawback requirements and will modify or implement new policies as may become necessary or be deemed appropriate.
Policies Prohibiting Hedging and Pledging
The Company's Insider Trading Policy prohibits Directors and other Company insiders, which include our NEOs, from making “short sales” of the Company's equity securities, or otherwise speculating on the Company's equity securities, as these activities may place the personal gain of the Director or other insider in conflict with the best interests of the Company and its stockholders. Additionally, the equity grants made to the Company's officers, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Equity Plan. We are monitoring anticipated final regulations regarding hedging and pledging restrictions and will modify or implement new policies as may become necessary or be deemed appropriate.
Tax and Accounting Considerations
Under section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to our CEO or any of our three other highest paid executive officers (other than our CFO) who are employed by the Company at year-end. The Compensation Committee believes that it is generally in the Company's best interests to satisfy the requirements for deductibility under section 162(m). Accordingly, the Compensation Committee has taken, and intends to take, appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Compensation Committee also believes there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, even if the compensation is not fully deductible under section 162(m). In this regard, approximately $600,000 of compensation paid for 2015 to our CEO was not deductible by reason of section 162(m) and some portion of the RSUs currently granted may not be deductible in the future.
In addition, the Compensation Committee, when granting equity-related awards, considers the tax and accounting treatment and implications of these awards.
COMPENSATION COMMITTEE REPORT
The individuals listed below served on the Compensation Committee during all or part of 2015, and each of these current or former members of the Compensation Committee is an Independent Director. These members reviewed and discussed with the Company’s management those portions of the above Compensation Discussion and Analysis applicable to their respective terms on the Compensation Committee and based on the reviews and discussions, they recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
/s/ Compensation Committee

Michael D. Rumbolz, Chair
Robert J. Kolesar
James R. Kroner, until May 21, 2015
Valerie R. Glenn, commencing May 22, 2015

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned during 2015, 2014 and 2013 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2015. These five officers are referred to as our NEOs in the following tables:

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer, EHI	2015	927,569	—	2,013,488	199,906	1,368,000	—	63,777	4,572,740
	2014	913,753	—	1,330,259	247,379	760,000	—	60,083	3,311,474
	2013	808,387	—	486,259	254,848	432,208	—	65,554	2,047,256
Terry Eleftheriou(6) Executive Vice President and Chief Financial Officer, EHI	2015	466,590	—	556,600	59,514	495,000	—	93,412	1,671,116
	2014	57,847	40,000	—	—	—	—	379,189	477,036
Lenard T. Ormsby Executive Vice President and Chief Legal Officer, EHI	2015	485,708	—	556,600	59,514	500,500	—	40,301	1,642,623
	2014	449,309	—	356,059	73,926	280,000	—	38,464	1,197,758
	2013	439,151	—	100,035	77,440	160,637	—	44,263	821,526
Stephen V. Festa Executive Vice President and Chief Operating Officer, EHI	2015	488,299	—	563,860	60,277	500,500	—	36,471	1,649,407
	2014	420,968	—	325,039	67,266	285,000	—	34,899	1,133,172
	2013	329,363	—	42,237	31,680	99,458	—	32,329	535,067
John P. Nelson Executive Vice President and Chief Administrative Officer, EHI	2015	354,501	—	481,580	51,884	355,000	—	46,631	1,289,596
	2014	376,624	—	292,130	60,606	200,000	—	45,968	975,328
	2013	334,391	—	82,251	63,360	112,284	—	44,615	636,901

(1)
Salary includes base salary and payments for vacation, holiday, bereavement and sick days and income recognized with respect to excess life insurance provided by the Company. Specifically, the salary amount includes: $69,832, $18,032, $26,230, and $35,855 for Messrs. Dirks, Eleftheriou, Ormsby, and Festa, respectively, for accrued vacation paid in 2015 pursuant to a Vacation Cash Out program provided to all employees.

(2)	In connection with his commencement of employment, and in lieu of a prorated annual bonus for 2014, Mr. Eleftheriou was granted a sign-on bonus of $40,000.

(3)
The amounts in the “Stock Awards” column for 2015 consist of performance shares (PSUs) and RSUs granted in 2015 under the Equity Plan. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown for 2015 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock awards by any of our NEOs in 2015 and all other assumptions used to calculate the expense amounts shown for 2015 are set forth in Note 14 to the 2015 Consolidated Financial Statements. The PSUs are units each of which is equal to the value of one share of our common stock. The PSUs will be settled as of the end of the one-year vesting period that follows a two-year performance period to the extent that the applicable performance goals have been achieved and the applicable vesting requirements have been satisfied. The values of the PSUs as of the grant date at maximum level of achievement for Messrs. Dirks, Eleftheriou, Ormsby, Festa, and Nelson were $1,456,840, 435,600, $435,600, $440,440 and $377,520, respectively. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 31.

(4)
The amounts in the “Options Awards” column relate to stock options granted in 2015 under the Equity Plan. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown for 2015 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any of our NEOs in 2015 and we have used the Black-Scholes option pricing method for calculating the expense amounts shown. Specifically, the assumptions used to calculate the expense amounts shown for stock options for 2015 are set forth in Note 14 to the 2015 Consolidated Financial Statements. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 31.

(5)	The Non-Equity Incentive Plan Compensation in this table reflects the cash bonus earned under this plan by each of our NEOs with respect to 2015, which was paid in the first quarter of 2016.

(6)	Mr. Eleftheriou commenced employment with the Company as our CFO on November 10, 2014. Therefore, no disclosure is made for him for 2013.

(7)	Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Excess Accrued Vacation(a) ($)	Life Insurance Premiums ($)	Personal Benefits(b) ($)	Relocation Benefits(c) ($)	Total ($)
Douglas D. Dirks	2015	15,600	11,752	10,600	16,442	9,154	229	—	63,777
Terry Eleftheriou	2015	14,400	—	10,600	8,654	2,481	4,966	52,311	93,412
Lenard T. Ormsby	2015	14,400	—	10,600	8,750	2,799	3,751	—	40,300
Stephen V. Festa	2015	14,400	—	10,600	8,750	2,492	229	—	36,471
John P. Nelson	2015	14,400	12,123	10,600	6,827	1,970	710	—	46,630

(a)
For each NEO, excess accrued vacation represents the dollar value of vacation accrued during 2015, in excess of the vacation accrual levels for the Company's salaried employees generally. The dollar values were determined by reference to the NEOs' base salaries in effect on December 31, 2015.

(b)
Personal benefits include the aggregate incremental costs associated with NEOs' and their guests' (i.e., spouse, family member or similar guest) attendance at board meetings and/or board activities. Also included are the aggregate incremental costs associated with the NEOs' professional memberships.

(c)	Relocation benefits include a $24,506 tax gross up related to the relocation benefit for Mr. Eleftheriou.
GRANTS OF PLAN-BASED AWARDS
Non-Equity Incentive Plan Awards
2015 Annual Cash Bonus Program. As discussed above, the 2015 annual cash bonus program provides for a cash bonus, dependent upon the Company's achievement of a pre-established corporate goal, referred to as the Bonus Hurdle (subject to the Compensation Committee’s discretion to reduce the bonus amounts based on criteria selected by the Committee for this purpose), calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2015, the target bonus award percentages were as follows: Mr. Dirks, 80%; Messrs. Eleftheriou, Ormsby and Festa, 55%; and Mr. Nelson, 50%. The maximum bonus payable under the program is 200% of the respective NEO's target bonus award percentage. Amounts earned under the 2015 bonus program by our NEOs are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities under this program for 2015 for these NEOs at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.
Performance Shares, Stock Options and RSUs
As discussed above, the Company granted performance shares (PSUs), stock options and RSUs to our NEOs in 2015 under the Equity Plan.
PSUs are equity awards granted to cover a two-year performance period commencing on January 1, 2015 and ending on December 31, 2016. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which are determined at the end of the performance period. The performance goals are based on the Company's operating return on adjusted shareholders' equity for the period from January 1, 2015 until December 31, 2016, compared to a pre-established goal. A one-year vesting period then follows the two-year performance period. At target level of achievement, 100% of the number of PSUs granted would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period is 200% of the targeted number of PSUs. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. PSUs awarded for 2015 are set forth under the "All Other Stock Awards" column below.
Each option was granted with an exercise price equal to the fair market value of the shares on the date of grant (which is the closing price of the shares on the date of grant), has a term of seven years, and vests as to 25% of the shares underlying each grant on March 15, 2016 and each of the first three anniversaries of the first vesting date. The options are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. The stock options awarded for 2015 are set forth under the "Option Awards" columns below.
The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15, 2016 and each of the first three anniversaries of the first vesting date.The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. RSUs awarded for 2015 are set forth under the "All Other Stock Awards" column below.
Mr. Dirks' employment agreement provides him with a maximum of five annual long-term incentive grants in addition to (and not in lieu of) the equity awards generally made to Company executives, including Mr. Dirks. Specifically, Mr. Dirks is entitled to a grant of RSUs with a value equal to approximately $150,000 on up to five occasions during the term of his employment agreement (including any renewals thereof). The fourth of these grants occurred on March 10, 2015, the same date that the annual equity grants were made to the Company's executives, and is included with his other RSU grants in the applicable proxy tables.
Grants of Plan-Based Awards in 2015

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas D. Dirks	n/a	—	684,000	1,368,000	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	30,100	60,200	—	—	—	1,456,840
	3/10/2015	—	—	—	—	—	—	—	26,200	24.20	199,906
	3/10/2015	—	—	—	—	—	—	23,002	—	—	556,648
Terry Eleftheriou	n/a	—	247,500	495,000	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	9,000	18,000	—	—	—	435,600
	3/10/2015	—	—	—	—	—	—	—	7,800	24.20	59,514
	3/10/2015	—	—	—	—	—	—	5,000	—	—	121,000
Lenard T. Ormsby	n/a	—	250,250	500,500	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	9,000	18,000	—	—	—	435,600
	3/10/2015	—	—	—	—	—	—	—	7,800	24.20	59,514
	3/10/2015	—	—	—	—	—	—	5,000	—	—	121,000
Stephen V. Festa	n/a	—	250,250	500,500	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	9,100	18,200	—	—	—	440,440
	3/10/2015	—	—	—	—	—	—	—	7,900	24.20	60,277
	3/10/2015	—	—	—	—	—	—	5,100	—	—	123,420
John P. Nelson	n/a	—	177,500	355,000	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	7,800	15,600	—	—	—	377,520
	3/10/2015	—	—	—	—	—	—	—	6,800	24.20	51,884
	3/10/2015	—	—	—	—	—	—	4,300	—	—	104,060

(1)
For the Estimated Future Payouts under the Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the Bonus Hurdle had not been achieved, Target reflects the value of annual cash bonus based on the annual target percentage of base salary rate, and Maximum reflects achievement of the Bonus Hurdle without regard to the exercise of any negative discretion by the Compensation Committee, which would be 200% of the target percentage of base salary rate.

(2)
Amounts shown are the number of PSUs granted to the NEOs in March 2015. The PSUs will become distributable in 2018, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, which ends on December 31, 2016, and to the satisfaction of the vesting requirements. The vesting period ends on December 31, 2017.

(3)	Amounts shown are the number of RSUs granted to each of the NEOs in March 2015. The RSUs will vest as to 25% of the units on March 15, 2016, and on each of the next three anniversaries of that date.

(4)
Amounts shown are the number of shares underlying the options granted to the NEOs in March 2015. The options will vest as to 25% of the shares underlying the grant on March 15, 2016, and on each of the next three anniversaries of that date.

(5)
Amounts shown represent the aggregate fair value of the PSUs, RSUs and stock options as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2015 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock. The exercise price of the stock options equals the closing price of the shares as of the date of grant, pursuant to the terms of the Equity Plan.

The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment and other compensatory arrangements with our NEOs.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2015:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	3/10/2015	—	26,200	—	24.20	3/10/2021	23,002	627,955	60,200	1,643,460
	3/11/2014	9,286	27,858	—	20.87	3/11/2021	16,334	445,918	32,783	894,976
	3/19/2013	18,100	18,100	—	22.23	3/19/2020	10,937	298,580	—	—
	5/24/2012	—	—	—			2,193	59,869	—	—
	3/17/2012	4,125	1,375	—	17.02	3/17/2019	450	12,285	—	—
	3/16/2012	39,600	13,200	—	17.02	3/16/2019	4,325	118,073	—	—
	3/16/2011	83,890	—	—	19.81	3/16/2018	—	—	—	—
	3/30/2010	88,500	—	—	15.31	3/30/2017	—	—	—	—
	5/28/2009	99,500	—	—	11.84	5/28/2016	—	—	—	—
Terry Eleftheriou	3/10/2015	—	7,800	—	24.20	3/10/2021	5,000	136,500	18,000	491,400
Lenard T. Ormsby	3/10/2015	—	7,800	—	24.20	3/10/2021	5,000	136,500	18,000	491,400
	3/11/2014	2,775	8,325	—	20.87	3/11/2021	3,354	91,564	9,835	268,496
	3/19/2013	5,500	5,500	—	22.23	3/19/2020	2,250	61,425	—	—
	3/16/2012	13,500	4,500	—	17.02	3/16/2019	1,438	39,257	—	—
	3/16/2011	24,748	—	—	19.81	3/16/2018	—	—	—	—
	3/30/2010	23,700	—	—	15.31	3/30/2017	—	—	—	—
Stephen V. Festa	3/10/2015	—	7,900	—	24.20	3/10/2021	5,100	139,230	18,200	496,860
	3/11/2014	2,525	7,575	—	20.87	3/11/2021	3,051	83,292	8,952	244,390
	3/19/2013	2,250	2,250	—	22.23	3/19/2020	950	25,935	—	—
	3/16/2012	4,875	1,625	—	17.02	3/16/2019	525	14,333	—	—
	3/16/2011	9,647	—	—	19.81	3/16/2018	—	—	—	—
	3/30/2010	11,700	—	—	15.31	3/30/2017	—	—	—	—
John P. Nelson	3/10/2015	—	6,800	—	24.20	3/10/2021	4,300	117,390	15,600	425,880
	3/11/2014	2,275	6,825	—	20.87	3/11/2021	2,751	75,102	8,070	220,311
	3/19/2013	4,500	4,500	—	22.23	3/19/2020	1,850	50,505	—	—
	3/16/2012	10,500	3,500	—	17.02	3/16/2019	1,188	32,432	—	—
	3/16/2011	20,833	—	—	19.81	3/16/2018	—	—	—	—
	3/30/2010	23,700	—	—	15.31	3/30/2017	—	—	—	—

(1)
For the years 2015, 2014, 2013, 2012, 2011, 2010, and 2009, the column reflects stock options granted in March 2015, March 2014, March 2013, March 2012, March 2011, March 2010, and May 2009, respectively, under the Equity Plan. The options vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant, except that starting with the 2015 grants, the shares will vest on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.

(2)
For the years 2015, 2014, 2013, and 2012 the column reflects RSUs granted in March 2015, March 2014, March 2013, and March 2012, respectively, under the Equity Plan. The RSUs will vest as to 25% of the units on each of the first four anniversaries of the date of grant, except that starting with the 2015 grants, the shares will vest on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.

(3)
The column reflects the number of PSUs granted in March 2015 and March 2014 under the Equity Plan that would be awarded to the NEOs at the end of the two-year performance period and one year succeeding vesting period commencing January 1, 2015 and, and the three-year performance period commencing January 1, 2014, respectively, assuming that the maximum and target level of the performance goal is achieved, respectively. Specifically, for the 2014 grant, each grant of performance shares will be earned based on the achievement of pre-established corporate performance goals over a three-year performance period, and for the 2015 grant, each grant will be earned based on the achievement of pre-established performance goals over a two-year performance period and the satisfaction of a succeeding one-year vesting period. The PSUs that were granted in March 2013, and were scheduled to be settled in March 2016, are described in footnote 1 to the “Option Exercises and Stock Vested for 2015 Table,” below, but no value for them is included in the accompanying table because the applicable performance goals were not achieved.

Option Exercises and Stock Vested for 2015

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	95,000	461,402	25,381	644,215
Terry Eleftheriou	—	—	—	—
Lenard T. Ormsby	45,500	478,734	5,893	150,862
Stephen V. Festa	11,144	165,714	2,880	73,053
John P. Nelson	50,500	503,816	4,892	125,248

(1)
The number of shares acquired on vesting column reflects the vesting of 25% of the RSUs granted on March 16, 2011, March 16, 2012, March 19, 2013 and March 11, 2014 for each of the NEOs receiving grants in the applicable years, and March 17, 2012 and May 24, 2012 for Mr. Dirks, in each case, under the Equity Plan. The applicable performance goals for the PSUs granted on March 19, 2013 were not achieved, and therefore no payouts were made with respect to them.

(2)
The value realized reflects the number of shares underlying the RSU grants that vested on March 11, 2015, March 19, 2015, March 16, 2015, March 17, 2015, March 30, 2015, March 19, 2015, and May 24, 2015, multiplied by the per share fair market value of the shares as of the respective vesting dates, which were $25.21 (the closing price on March 13, 2015, which was the last preceding trading date for the RSUs’ vesting on March 15, 2015), $26.20 (the closing price on March 19, 2015, for the RSUs vesting on that date), $25.78 (the closing price on March 16, 2015, for the RSUs vesting on that date), $25.95 (the closing price on March 17, 2015, for the RSUs vesting on that date), $26.97 (the closing price on March 30, 2015, for the RSUs vesting on that date), and $23.49 (the closing price on May 22, 2015, which was the last preceding trading date for the RSUs vesting on May 24, 2015).

Pension Benefits
None of our NEOs participates in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participates in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our NEOs upon termination of employment or a change in control as of December 31, 2015, under the employment agreements that were in effect as of that date, and the Company's other compensation plans, programs, policies, agreements and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.
As discussed above, each of our NEOs has an employment agreement with the Company. Mr. Dirks' employment agreement was scheduled to expire on December 31, 2016, but was renewed for an additional two year term, and is now scheduled to expire on December 31, 2018. Mr. Eleftheriou's employment agreement is scheduled to expire on December 31, 2016, and the other NEOs' employment agreements are scheduled to expire on December 31, 2017. The following summaries describe the terms of the employment agreements with our NEOs and similarly, the numbers in the table below reflect the terms of these agreements.

Named Executive Officers' Employment Agreements
If, during the term of each of the employment agreements, the executive's employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in either case, other than during (a)(i) the 24-month period following a change in control of the Company for Mr. Dirks, or (ii) the 18-month period following a change in control of the Company for the remaining NEOs, or (b) for each NEO, during the six-month period prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
severance payments equal to, for Mr. Dirks, three times his base salary payable in bi-weekly installments for 36 months and, for the remaining NEOs, two times base salary payable in bi-weekly installments for 24 months; and

•	continued health insurance coverage for 18 months following termination of employment with the Company paying the employer portion of the premium.
If, during the term of the employment agreement, the executive terminates employment for good reason or the executive's employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either (1)(a) for Mr. Dirks, within 24 months following a change in control, or (b) for the remaining NEOs, within 18 months following a change in control, or (2) for each NEO, within six months prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
a lump sum cash payment equal to, for Mr. Dirks, three times the sum of his base salary and the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs, for the remaining NEOs (other than Mr. Eleftheriou), two times the sum of the executive's base salary and the average of the annual bonus amounts earned by the executive for the three years preceding the year in which the change in control occurs, and for Mr. Eleftheriou, two times the sum of his base salary and $233,750; and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.
In addition, if the executive would be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, the executive's change in control related payments and benefits would be capped at a statutory safe harbor (thereby avoiding imposition of the change in control related excise tax) if the executive would be better off with the cap, on an after tax basis.
The executives would be subject to certain non-competition and non-solicitation restrictions for 24 months after the termination date for Mr. Dirks, and 18 months following the executive's termination date for the remaining NEOs, in addition to other restrictive covenants. Additionally, the executives would be required to sign a global release of liability.
Termination for Death or Disability. In accordance with the Company's policies generally applicable to all employees, if the executive's employment is terminated as a result of disability, the executive would be entitled to a benefit of up to $15,000 per month until the executive reached age 65. In addition, the Company provides life insurance benefits for its senior executives in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each senior executive other than Mr. Dirks.
Additional Provision for Mr. Dirks. Mr. Dirks' employment agreement provides him with a maximum of five annual long-term incentive grants in addition to (and not in lieu of) the equity awards generally made to Company executives, including Mr. Dirks. Specifically, Mr. Dirks is entitled to a grant of RSUs with a value equal to approximately $150,000 on up to five occasions during the term of his employment agreement (including any renewals thereof). The treatment of these RSUs is described in the “Terms of Equity Awards” section below.
Terms of Equity Awards
Terminations Not Related to a Change in Control:
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if the executive's employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) all options that are unvested as of that date would be forfeited and all then vested options would remain exercisable for one year following such termination (or one year following death if the executive dies within the one-year period following such termination), (2) a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance and vesting periods and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and (3) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the executive's employment is terminated by reason of death or disability, the executive's options would vest in full as of the date of termination of employment and would remain exercisable for one year thereafter; provided, however, that if the executive's employment terminates by reason of disability and the executive dies during such one-year period, then, the executive's options would remain exercisable for one year following death but in no event later than the option expiration date. In addition, a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance period and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and the executive's RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the executive's employment is terminated by the Company for cause or the executive terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the executive would forfeit any outstanding unvested or unearned awards. If the executive's termination is by the Company for cause, then the executive's vested options would immediately terminate. However, if the executive voluntarily terminates employment, the executive's options would remain exercisable for one year following termination of employment (or one year following death if the executive dies during the post-termination exercise period), but in no event later than the option expiration date. In addition, the executive's unvested or unearned RSUs and PSUs would terminate upon termination of employment.
Change in Control Provisions, If Equity Awards are Not Assumed. If the executive's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the executive's options would become fully vested and exercisable and would terminate immediately following the change in control, and (2) the executive's RSUs would become fully vested and (3) the number of PSUs that would have been earned at target level of achievement will be deemed earned and the shares (or the equivalent value of the shares) will be payable shortly after the occurrence of the change in control, except that, with respect to the PSUs granted in 2015, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
If Equity Awards are Assumed. If the executive's options and/or RSUs are assumed or substituted for in connection with a change in control but the executive's employment is terminated without cause during the 24-month period following such change in control, then the executive's RSUs would become fully vested and the executive's options would become fully vested and exercisable. The PSUs will be treated as described in the previous paragraph, whether or not they are assumed or substituted for.
Termination by Reason of Retirement. As of December 31, 2015, the retirement provisions in our 2011 - 2015 equity awards would apply only to Mr. Ormsby because he is the only NEO who would satisfy the criteria necessary to terminate employment by reason of retirement as of that date. Specifically, with respect to these awards, upon Mr. Ormsby's retirement, 50% of his then unvested options would vest and become exercisable as of the date of his retirement and all remaining unvested options would be forfeited. In addition, all of his vested options would remain exercisable for three years following the date of his retirement (but not later than the expiration of the option term) and if he were to die during this post-termination exercise period, his vested options would remain exercisable for at least one year following his death (but not later than the expiration of the option term). With respect to all of his outstanding RSU awards, 50% of his then unvested RSUs would vest and the remaining unvested RSUs would be forfeited, and for his 2013 - 2015 PSU awards, a prorated portion of his PSUs would be deemed earned based on the number of months that he continued in employment during the applicable performance period, and would become payable upon the applicable payment date based on the Company's actual performance and provided that he refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him. For purposes of our equity awards, “retirement” is defined as termination of employment after attaining age 60 and completing 10 years of continuous service, provided that the executive has given written notice of intent to retire no fewer than six months prior to the date that the executive terminates employment.

2015 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2015 Annual Bonus Program apply to the annual bonuses granted to each of our NEOs for 2015:
Death or Disability. If the executive's employment terminates prior to December 31, 2015, by reason of death or disability, the 2015 annual bonus award would become payable at the same time as it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2015, and based on the actual salary that the executive would have earned had he remained in employment through December 31, 2015, and subject to, and to the extent of, the actual achievement of the performance goals.
Involuntary Termination Without Cause. If the Company terminates the executive's employment prior to December 31, 2015, other than for cause, then the executive would be entitled to a prorated annual bonus, payable at the same time as this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2015, calculated based on the actual salary that would have earned for 2015 had the executive remained in employment through December 31, 2015, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2015, until the executive's date of termination, and the denominator of which is 12.
For Cause; Voluntary Termination. If the Company terminates the executive's employment for cause or the executive voluntarily terminates employment for any reason prior to the date the 2015 annual bonuses are paid out, other than for any of the reasons described above, then the executive's 2015 annual bonus would terminate and be forfeited immediately.
Change in Control. Upon the consummation of a change in control, if the executive remains continuously employed through such consummation, then the executive would be entitled to a prorated 2015 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2015, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control, but without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2015, assuming for each NEO, the NEO’s annual bonus target percentage multiplied by the NEO’s 2015 annual base salary rate without regard to the exercise of any negative discretion by the Compensation Committee, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2015, until the consummation of the change in control, and the denominator of which is 12.
Assuming the employment of each of the NEOs had terminated on December 31, 2015, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2015), the payments and benefits described above would have the estimated values under their employment agreements, and other applicable plans, programs, policies, agreements and arrangements, as provided below.

Employment Termination and Change-in-Control Payments and Benefits

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Douglas D. Dirks
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,565,000	1,368,000		163,428	26,951	—	—	1,144,471		5,267,850
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,565,000	3,790,362		163,428	26,951	—	—	3,781,330	(3)	10,327,071
Voluntary Termination	—	—		163,428	—	—	—	—		163,428
Termination for Cause	—	—		163,428	—	—	—	—		163,428
Change in Control	—	1,368,000	(4)	—	—	—	—	3,781,330	(5)	5,149,330
Death	—	1,368,000		163,428	—	2,565,000	—	3,483,005		7,579,433
Disability	—	1,368,000		163,428	—	—	1,395,000	3,483,005		6,409,433
Terry Eleftheriou
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	900,000	495,000		18,032	24,857	—	—	163,800		1,601,689
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	900,000	962,500		18,032	24,857	—	—	406,380	(3)	2,311,769
Voluntary Termination	—	—		18,032	—	—	—	—		18,032
Termination for Cause	—	—		18,032	—	—	—	—		18,032
Change in Control	—	495,000	(4)	—	—	—	—	406,380	(5)	901,380
Death	—	495,000		18,032	—	1,350,000	—	406,380		2,269,412
Disability	—	495,000		18,032	—	—	1,575,000	406,380		2,494,412
Lenard T. Ormsby
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	910,000	500,500		75,985	26,951	—	—	342,797		1,856,233
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	910,000	1,097,463		75,985	26,951	—	—	994,797	(3)	3,105,196
Voluntary Termination	—	—		75,985	—	—	—	—		75,985
Termination for Cause	—	—		75,985	—	—	—	—		75,985
Change in Control	—	500,500	(4)	—	—	—	—	994,797	(5)	1,495,297
Death	—	500,500		75,985	—	1,365,000	—	905,298		2,846,783
Disability	—	500,500		75,985	—	—	300,000	905,298		1,781,783
Retirement	—	—		75,985	—	—	—	664,998		740,983

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Stephen V. Festa
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	910,000	500,500		103,329	26,951	—	—	328,546		1,869,325
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	910,000	875,051		103,329	26,951	—	—	856,919	(3)	2,772,250
Voluntary Termination	—	—		103,329	—	—	—	—		103,329
Termination for Cause	—	—		103,329	—	—	—	—		103,329
Change in Control	—	500,500	(4)	—	—	—	—	856,919	(5)	1,357,419
Death	—	500,500		103,329	—	1,365,000	—	775,456		2,744,285
Disability	—	500,500		103,329	—	—	1,530,000	775,456		2,909,285
John P. Nelson
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	710,000	355,000		54,320	26,951	—	—	288,834		1,435,105
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	710,000	773,318		54,320	26,951	—	—	832,440	(3)	2,397,028
Voluntary Termination	—	—		54,320	—	—	—	—		54,320
Termination for Cause	—	—		54,320	—	—	—	—		54,320
Change in Control	—	355,000	(4)	—	—	—	—	832,440	(5)	1,187,440
Death	—	355,000		54,320	—	1,065,000	—	759,003		2,233,323
Disability	—	355,000		54,320	—	—	2,130,000	759,003		3,298,323

(1)
For the year 2015, the bonuses reflect the annual cash bonuses earned in 2015 under the Equity Plan, which is also the annual cash bonus amount payable in connection with a Change in Control, as described in footnote 4 below. The 2015 annual bonuses were paid in the first quarter of 2016 at varying percentages of the eligible NEOs' respective base salary rates.

(2)
Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of his monthly salary, up to a maximum of $15,000 per month until attainment of age 65.

(3)
The value for equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.

(4)
The annual bonus amount under the Equity Plan reflects the greater of (a) the actual annual cash bonus earned by each of our NEOs with respect to 2015, without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the value of the 2015 annual cash bonus determined for such NEO based on the target percentage of annual base salary rate, without the exercise of any negative discretion by the Compensation Committee, in either case, under the Equity Plan. Inasmuch as, for 2015, for each of our NEOs, the value of (a), above was equal to (b), above, the amount in the table reflects the cash bonus earned for each NEO.

(5)
The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.

DIRECTOR COMPENSATION
Director compensation for 2015 was the same as it was for 2014. Specifically, the annual cash retainer for each non-employee Director was $40,000 and no additional payments were made for attendance at Board meetings. Each non-employee Director received $1,500 for each Audit Committee meeting attended and $1,000 for each other committee meeting attended. The Chairman of the Board was paid an additional cash fee of $20,000. The Audit Committee Chair was paid an annual cash fee of $15,000, the Compensation Committee Chair was paid $12,500 and the remaining Committee Chairs were paid an additional cash fee of $10,000.
In addition to the cash compensation, on May 21, 2015, each non-employee Director as of that date was granted an award of RSUs with a value of approximately $60,000. Mr. Dhoré began serving on the Board as of October 21, 2015, and on that date, he was granted a prorated award of RSUs with a value of approximately $35,000. All RSUs granted to non-employee Directors in 2015 will vest in full on May 21, 2016, and will be paid in shares on the vesting date, or if deferred by the Director, six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents, which will be converted to additional RSUs.
In deciding to keep the 2015 Director compensation program the same as the 2014 program, the Compensation Committee considered the advice and recommendations of Pay Governance, in conjunction with peer group data and general market trends.
The following table sets forth a summary of the compensation paid to our non-employee Directors in 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Robert J. Kolesar	68,000	59,986	—	—	—	2,622	130,608
Richard W. Blakey	63,500	59,986	—	—	—	3,319	126,805
Prasanna G. Dhoré(3)	9,826	34,982	—	—	—	—	44,808
Valerie R. Glenn	53,167	59,986	—	—	—	340	113,493
James R. Kroner	55,833	59,986	—	—	—	—	115,819
Michael J. McSally	64,500	59,986	—	—	—	3,154	127,640
Ronald F. Mosher	68,500	59,986	—	—	—	1,791	130,277
Katherine W. Ong	61,000	59,986	—	—	—	229	121,215
Michael D. Rumbolz	61,500	59,986	—	—	—	1,779	123,265

(1)
The amounts in the “Stock Awards” column relate to the RSUs granted by the Company in 2015 to the non-employee Directors under the Equity Plan. The RSUs granted in 2015 will vest on May 21, 2016. The fair market value of each share of common stock subject to the RSUs on the date of grant, which was May 21, 2015, for each non-employee Director serving on the board as of that date, and October 21, 2015 for Mr. Dhoré, was $24.11 and $24.31, respectively. As of December 31, 2015, each non-employee Director serving on the board as of May 21, 2016 had 2,488 unvested RSUs, and Mr. Dhoré had 1,439 unvested RSUs. In addition, as of that date, Messrs. Kolesar, Kroner, McSally, Mosher and Rumbolz, Dr. Blakey, Ms. Glenn and Ms. Ong had 28,528, 4,151, 4,157, 28,528, 27,697, 27,630, 28,360 and 28,347 vested RSUs, respectively. Mr. Dhoré did not have any vested RSUs.

The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs until 6 months after termination of Board service, and will be converted into additional RSUs. There were no actual forfeitures of stock awards by any of our Directors in 2015 and all other assumptions used to calculate the expense amounts shown are set forth in Note 14 to the 2015 Consolidated Financial Statements.

(2)
All Other Compensation includes the aggregate incremental costs associated with the non-employee Directors' and their guests' (i.e., spouse, family member or similar guest) attending board meetings and/or board activities.

(3)	Mr. Dhoré began serving on the Board as of October 21, 2015.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2015.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercised price of outstanding options, warrants, and rights	(c) Number of securities remaining available for further issuance under compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,121,545	$18.31	3,297,915
Equity compensation plans not approved by stockholders	—	—	—
Total	1,121,545	$18.31	3,297,915
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee during all or part of 2015 consisted of Messrs. Rumbolz, Chair and member, and member, Kolesar, Kroner, and Ms. Glenn. None of these Directors were at any time during 2015, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings, or its subsidiaries, Boards of Directors or their Compensation Committees.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted the Related Person Transactions Policy and Procedures which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Committee, including but not limited to: the benefits to the Company; the impact on a Director's independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings or its subsidiaries.
Following is a list of transactions that may be considered related party transactions. The Audit Committee reviewed, approved and/or ratified each transaction.
Dr. Blakey, one of our Directors, is a retired board certified orthopaedic surgeon, and former Director and Chairman of the Board of the Reno Orthopaedic Clinic. In 2013, 2014, and 2015, EICN paid Reno Orthopaedic Clinic $143,554, $188,785, and $128,552 respectively, for medical services it provided to injured workers. In 2013, 2014, and 2015, EICN paid the Reno Orthopaedic Surgery Center $19,292, $20,253, and $21,659 respectively. Dr. Blakey was also formerly the Chairman of the Board of the Reno Spine Center. EICN intends to continue its relationships with certain medical providers at Reno Orthopaedic Clinic and Reno Orthopaedic Surgery Center.

Executive Officers of the Registrant
The following provides information regarding our senior executive officers and key employees as of January 31, 2016. No family relationships exist among our directors or executive officers.

Name	Age(1)	Position
Douglas D. Dirks	57	President and Chief Executive Officer of Employers Holdings, Inc.
Terry Eleftheriou	56	Executive Vice President and Chief Financial Officer of Employers Holdings, Inc.
Lenard T. Ormsby	63	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of Employers Holdings, Inc.
Stephen V. Festa	56	Executive Vice President and Chief Operating Officer of Employers Holdings, Inc.
Ann W. Nelson	54	Executive Vice President, Corporate and Public Affairs of Employers Holdings, Inc.
John P. Nelson	53	Executive Vice President and Chief Administrative Officer of Employers Holdings, Inc.
Richard P. Hallman	51	Executive Vice President and Chief Information Officer of Employers Holdings, Inc.
(1) At December 31, 2015.
Executive Officers
Douglas D. Dirks. Mr. Dirks has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC, and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC and EIG Services, Inc. since November 2008, as well as Pinnacle Benefits, Inc. and AmSERV, Inc. from November 2008 to June 2013 when they merged into EIG Services, Inc. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Elite Insurance Services, Inc. (“EIS”) since 2002 and Employers Occupational Health, Inc. ("EOH") from 2002 to January 2014 when it merged into EIG Services, Inc. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005, a Director of EIS since 1999, EICN since December 1999, EOH from 2000 to January 2014, ECIC since May 2002, and a Director of EPIC, EAC and EIG Services, Inc. since November 2008, and Pinnacle Benefits, Inc. and AmSERV, Inc. from November 2008 to June 2013. Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of NCCI Holdings, Inc., the Board of Governors of the Property Casualty Insurers Association of America and the Board of Directors of the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Terry Eleftheriou. Mr. Eleftheriou has served as Executive Vice President, Chief Financial Officer and Treasurer of Employers Holdings, Inc. since November 2014. He is also serving as Treasurer of EGI and Elite Insurance Services, Inc., and as Director and Treasurer of ECIC, EAC, EPIC, EICN, and EIG Services. Mr. Eleftheriou previously served as Principal of Aeolus Capital Partners, and provided consulting services to the insurance/financial services industry since 2010. Prior to Aeolus Capital, Mr. Eleftheriou served as Executive Vice President and Group Chief Financial Officer of Scottish Re Group Ltd. and prior to that was a Group Finance Executive with XL Group Ltd. Mr. Eleftheriou also served in leadership roles with Sage Insurance Group, Inc., American General Corporation and also spent 15 years with Ernst & Young providing assurance and business advisory services to insurance industry clients across the globe. Mr. Eleftheriou is a Fellow of the Institute of Chartered Accountants in England and Wales, and a Certified Public Accountant (CPA) licensed in the states of Texas and Connecticut. He holds a Bachelor of Science in Economics from the City University in London, England.
Stephen V. Festa. Mr. Festa has served as Executive Vice President, Chief Operating Officer since August 2013. He served as Senior Vice President, Chief Claims Officer of EICN and ECIC and their predecessors since 2004 and EPIC and EAC since 2008. In his role as Chief Claims Officer, Mr. Festa was responsible for all of the Company's Claims and Policy Holder Services including Claims, Care Management, Premium Audit, Fraud Investigations and Loss Control. Mr. Festa has been a Director of EICN, ECIC, EPIC, and EAC since February 1, 2011, and EIG Services, Inc. and its predecessors since April 6, 2011, and Pinnacle Benefits, Inc. from April 2011 to June 2013 when it merged into EIG Services, Inc. and Employers Occupational Health, Inc. from 2007 until January 2014 when it merged into EIG Services, Inc. Prior to joining the Company, Mr. Festa was Executive Vice President of Crawford and Company from 1998 through 2003 and led the company’s Third Party Administrator (TPA) division. Mr. Festa also serves as a member on the Board of Governors of the California Insurance Guarantee Association. He also previously served as Director of Arbitration Forums, Inc. He attended the University of Southern California and has completed the Advanced Executive Education Program sponsored by the American Institute for Chartered Property Casualty Underwriters (AICPCU) and the Wharton School of the University of Pennsylvania.
Lenard T. Ormsby. Mr. Ormsby has served as Executive Vice President, General Counsel, Chief Legal Officer and Secretary of Employers Holdings since February 2007. He was appointed Corporate Secretary to EIG in April 2005, General Counsel in October 2006 and Chief Legal Officer in November 2006. He previously served as Executive Vice President and General Counsel of EICN and ECIC from June 2002 to November 2006. He has served as Secretary or Assistant Secretary of EICN, ECIC and EIS since 2002 and EOH from 2002 to January 2014 when it merged into EIG Services, Inc., EGI since April 2005, and as Assistant Secretary of EPIC, EAC and EIG Services, Inc. (and their predecessors) since November 2008, as well as Pinnacle Benefits, Inc. and AmSERV, Inc. (and their predecessors) from November 2008 to June 2013 when they merged into EIG Services, Inc.. Mr. Ormsby has been a Director of ECIC since June 2004, EICN since April 2007, and EPIC, EAC and EIG Services, Inc. (and their predecessors) since November 2008 and Pinnacle Benefits, Inc. and AmSERV, Inc. (and their predecessors) from November 2008 to June 2013. He was Chief Operating Officer of the Fund and EICN from 1999 to June 2002 and General Counsel of the Fund from 1995 to 1999. Before joining the Fund, Mr. Ormsby was a partner in the Nevada law firm of McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks. Mr. Ormsby is a retired Lt. Colonel from the U.S. Military where he served for over 25 years in the Nebraska and Nevada Air National Guard and the U.S. Air Force.
Ann W. Nelson. Ms. Nelson has served as Executive Vice President, Corporate and Public Affairs of Employers Holdings since February 2007. She has served as Executive Vice President, Corporate and Public Affairs of EICN and ECIC since January 2006. Ms. Nelson served EICN as Associate General Counsel from January through December 1999, as General Counsel from December 1999 through July 2002, Executive Vice President of Government Affairs from July 2002 through July 2004, and Executive Vice President of Strategy and Corporate Affairs from July 2004 through December 2005. Ms. Nelson's governmental experience includes service as Legal Counsel to Nevada Governor Bob Miller from 1994 to 1999, and as a Deputy District Attorney in the Civil Division of the Washoe County District Attorney's Office in Reno, Nevada from 1993 through 1994. Ms. Nelson holds a B.A. degree from the University of Nevada, Reno, and a J.D. degree, cum laude, from the University of San Francisco School of Law. She is a member of the Washoe County Bar Association and the State Bar of Nevada.
John P. Nelson. Mr. Nelson has been Executive Vice President and Chief Administrative Officer of Employers Holdings since June 2008. He has been Senior Vice President and Chief Administrative Officer of Employers Holdings since February 2007 and Senior Vice President and Chief Administrative Officer of EICN and ECIC since July 2004. Prior to joining the Company, he was Vice President, Human Resources & Administration for Fielding Graduate University in Santa Barbara, California from October 1993 to June 2004. Mr. Nelson has 30 years of experience in the fields of Human Resources and Administration.
Richard P. Hallman. Mr. Hallman has been Executive Vice President and Chief Information Officer of Employers Holdings since April 2014. He served as Senior Vice President and Chief Information Officer since June 2010. He previously served for five years as Vice President of Information Technology-Infrastructure and Operations of EICN, managing enterprise-wide IT systems and critical data center operations. Prior to joining the Company, Mr. Hallman held senior IT leadership positions at Intuit, Inc. where he managed data center operations, IT site facilities and the company's IT payroll operations activities. While at Intuit, Inc., he also provided strategic and tactical IT support to various business units. Mr. Hallman was also the IT Operations Manager for Computing Resources Inc. providing direct technology management for ACH payroll processing to over 80 banking partners. He is an Information Technology veteran with over 20 years of leadership experience. Mr. Hallman is also retired from the U.S. Military where he served for over 23 years in the Nevada Air National Guard and the U.S. Air Force.

Key Employees

Name	Position
Gretchen K. Hofeling	Vice President and Corporate Controller
Aaron Mikulsky	Senior Vice President Business Process and Policyholder Services
Lawrence S. Rogers	Senior Vice President and Chief Underwriting Officer
Barry J. Vogt	Senior Vice President and Chief Claims Officer
Bryan C. Ware	Senior Vice President and Chief Actuary (Executive Vice President March 14, 2016)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 28, 2016, by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each Director;

•	each NEO; and

•	all Directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options and RSUs that are currently exercisable or exercisable within 60 days of March 28, 2016 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 28, 2016, 32,449,617 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blackrock Inc., 40 East 52nd Street, New York, NY 10022	2,925,175	(2)	9.0
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	2,324,306	(3)	7.2
Robert J. Kolesar	39,836		*
Richard W. Blakey	52,527	(4)	*
Prasanna G. Dhoré	1,439		*
Valerie R. Glenn	56,266	(5)	*
James R. Kroner	11,639	(6)	*
Michael J. McSally	13,271	(7)	*
Ronald F. Mosher	43,372	(8)	*
Katherine W. Ong	36,282		*
Michael D. Rumbolz	46,125	(9)	*
Douglas D. Dirks	527,942	(10)	1.6
Terry Eleftheriou	2,858		*
Lenard T. Ormsby	134,497	(11)	*
John P. Nelson	124,665	(12)	*
Stephen V. Festa	64,808	(13)	*
All Directors and executive officers as a group (16) persons	1,309,646	(14)	4.0
*    Represents less than 1%

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)
Information concerning stock ownership obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on January 22, 2016. BlackRock Inc. reported sole voting power with respect to 2,846,796 shares of common stock and dispositive power with respect to all 2,925,175 shares of common stock.

(3)
Information concerning stock ownership obtained from Amendment No. 5 to the Schedule 13G filed with the SEC on February 10, 2016. The Vanguard Group, Inc. reported sole voting power with respect to 57,272 shares of common stock, shared voting power with respect to 4,400 shares of common stock, sole dispositive power with respect to 2,264,434 shares of common stock, and shared dispositive power with respect to 59,872 shares of common stock.

(4)	Includes 52,210 shares of common stock beneficially owned by the Richard Blakey Family Trust.

(5)	Includes 28,955 shares of common stock beneficially owned by the Glenn Family Trust.

(6)	Includes 5,000 shares of common stock beneficially owned by the James R. Kroner Living Trust.

(7)	Includes 6,587 shares of common stock beneficially owned by the Michael J. McSally Revocable Trust.

(8)	Includes 12,000 shares of common stock beneficially owned by the Ronald F. Mosher Retirement Trust.

(9)	Includes 21,011 shares of common stock beneficially owned by the Michael and Geri Rumbolz Living Trust.

(10)	Includes 282,962 shares of common stock subject to options that were exercisable as of March 28, 2016; and 2,193 restricted stock units that will vest within 60 days of March 28, 2016.

(11)	Includes (i) 45,317 shares of common stock beneficially owned by the Ormsby Family Trust; and (ii) 82,198 shares of common stock subject to options that were exercisable as of March 28, 2016.

(12)	Includes 71,533 shares of common stock subject to options that were exercisable as of March 28, 2016.

(13)	Includes 38,247 shares of common stock subject to options that were exercisable as of March 28, 2016.

(14)	Includes 577,860 shares of common stock subject to options that were exercisable as of March 28, 2016.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Employers Holdings' Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms, except Michael McSally, who failed to disclose 87 shares, which were purchased as a result of reinvested dividends beginning in May 2014.
AUDIT MATTERS
Audit Committee Independence
The three members of Employers Holdings' Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:

•	by mailing a written description of the complaint or concern to the following address: Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521

•	by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com;

•	or by calling the toll-free hotline and talking to a disinterested person at (800) 826-6762.
Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chairman of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.

Audit Committee Report
In connection with the financial statements for the fiscal year ended December 31, 2015, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by Public Accounting Oversight Board Auditing Standard No. 16, "Communications with Audit Committees";

•
and received the written disclosure and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, at the February 16, 2016 meeting of the Board, that Employers Holdings' audited financial statements for the year ended December 31, 2015 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this Proxy Statement.
/s/ Audit Committee
Ronald F. Mosher, Chair
Richard W. Blakey
Michael J. McSally
Service Fees Paid to Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the fiscal year ended December 31, 2015 and the Company's internal controls over financial reporting as of December 31, 2015. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two fiscal years.
Audit Fees. Fees incurred for audit services provided by Ernst & Young approximated $2,055,300 and $2,036,849 for fiscal years 2015 and 2014, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2015 and 2014; audit of the Company's internal controls over financial reporting as of December 31, 2015 and 2014; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the year ended December 31, 2015 and 2014. All of such audit services were pre-approved by the Audit Committee.
Audit-Related Fees. Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits approximated $34,236 and $30,900 for fiscal years ended 2015 and 2014. All of such audit-related services were pre-approved by the Audit Committee.
Tax fees. Fees incurred for routine on-call advisory services approximated $14,007 for 2015. The Company did not incur any tax-related fees from Ernst & Young for 2014.
All Other Fees. In 2015, the Company paid Ernst & Young $29,440 for its assistance with the examinations conducted on our four insurance subsidiaries by the Departments of Insurance of Nevada, California and Florida and for subscriptions to an accounting research tool. In 2014, the Company paid Ernst & Young $30,273 for subscriptions to an accounting research tool and assistance with an SEC comment letter. These non-audit fees were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its Charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 2 of the “Authority, Responsibilities, and Limitations” section, the committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Committee or by one or more members of the

Committee as designated by the Committee or the Chairman of the Committee, and the person(s) granting such approval report such approval to the Committee at the next scheduled meeting.
GOVERNANCE DOCUMENT INFORMATION
Employers Holdings Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Vice President, Investor Relations, Vicki Erickson Mills, at (775) 327-2794.
SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 15, 2016. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by February 23, 2017. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 23, 2017 and not earlier than January 24, 2017.
DISTRIBUTION INFORMATION
Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.
If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings' transfer agent, Wells Fargo Shareholder Services, at 1-800-468-9716 or by writing to Wells Fargo Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.wellsfargo.com/shareownerservices. The stockholder will be sent, without charge, a print copy of the Annual Report and/or Proxy Statement promptly upon request.

GENERAL
The Board of Directors knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow & Co., LLC to assist it in the solicitation of proxies at an anticipated cost of $6,500, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.
On Behalf of the Board of Directors,
Lenard T. Ormsby, Secretary
April 14, 2016

EMPLOYERS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 24, 2016
9:00 a.m. Pacific Daylight Time

HILTON GARDEN INN RENO
9920 Double R Blvd.
Reno, Nevada 89521

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Ronald F. Mosher, Katherine W. Ong, and Valerie R. Glenn, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 24, 2016, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted “FOR” the Director nominees listed in Proposal 1, “FOR” approval of the compensation paid to the Company’s Named Executive Officers in Proposal 2, and “FOR” ratification of the Company’s independent accounting firm, Ernst & Young LLP, for 2016 in Proposal 3. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET – www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 23, 2016.

(	PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 23, 2016.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

I	VOTE IN PERSON – Sign and date your proxy card and bring it to the Annual Meeting on Tuesday, May 24, 2016 at 9:00 a.m. (PDT) at the Hilton Garden Inn Reno, 9920 Double R Blvd., Reno, Nevada.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1. Election of Directors:	01 Michael D. Rumbolz	☐	Vote FOR the nominee			☐	Vote WITHHELD from the nominee
	02 James R. Kroner	☐	Vote FOR the nominee			☐	Vote WITHHELD from the nominee
	03 Michael J. McSally	☐	Vote FOR the nominee			☐	Vote WITHHELD from the nominee
2. To approve the Company’s executive compensation.		☐	For	☐	Against	☐	Abstain
3. Ratification of the appointment of the Company’s independent accounting firm, Ernst & Young LLP, for 2016.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Address Change? Mark box, sign, and indicate changes below:	☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.